UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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☒	Definitive Information Statement

CAESARS ENTERTAINMENT CORPORATION
(Name of Registrant as Specified in Its Charter)

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CAESARS ENTERTAINMENT CORPORATION

One Caesars Palace Drive

Las Vegas, Nevada 89109

(702) 407-6000

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To the Stockholders of Caesars Entertainment Corporation:

This Notice and the accompanying Information Statement are being furnished to the stockholders of Caesars Entertainment Corporation, a Delaware corporation (the “Company”), to notify stockholders of the actions taken by the Executive Committee, the Human Resources Committee and, with respect to the Company’s executive officers, by the 162(m) Plan Committee, of our Board of Directors by written consent dated July 23, 2012 and by the holders of a majority of the issued and outstanding voting securities of the Company by written consent dated July 23, 2012, approving (1) a one-time stock option exchange program (the “Option Exchange”), to permit the Company to cancel certain stock options held by some of our employees, service providers and directors, referred to in this Information Statement as “Eligible Participants,” in exchange for new, or replacement, options, and (2) an amendment to the Caesars Entertainment Corporation 2012 Performance Incentive Plan (the “2012 Plan”) to increase the maximum number of shares of the Company’s common stock with respect to which stock options and stock appreciation rights may be granted during any calendar year to any individual under the 2012 Plan from 3,433,509 shares to 6,500,000 shares.

The primary purpose of the Option Exchange is to increase the retention and motivational value of the outstanding equity awards held by Eligible Participants by providing such individuals the opportunity to exchange equity awards which are significantly underwater, i.e., the exercise price is significantly greater than the current market trading price of our common stock. The amendment to the 2012 Plan is necessary to ensure that the number of replacement options granted as part of implementing the Option Exchange will be within the limits set forth in the 2012 Plan regarding the number of shares of the Company’s common stock that may be subject to stock options or stock appreciation rights granted to any individual during any calendar year. The Company intends to commence the Option Exchange on or about July 24, 2012. The Option Exchange will close and any replacement options will be issued on or about the 20th business day after the Option Exchange commences, unless the Option Exchange is extended by the Company (and in any event, no earlier than 20 calendar days after the Company mails this Notice and Information Statement to stockholders).

As the matters set forth in this Information Statement have been duly authorized and approved by the written consent of the holders of more than a majority of our voting securities, your vote or consent is not requested or required to approve these matters. The Information Statement is provided solely for your information, and also serves the purpose of informing stockholders of the matters described herein pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations prescribed thereunder, including Regulation 14C, and serves as the notice required by Section 228 of the Delaware General Corporation Law of the taking of a corporate action without a meeting by less than unanimous written consent of our stockholders. You do not need to do anything in response to this Notice and the Information Statement.

We are not asking you for a Proxy and you are requested not to send us a Proxy.

Sincerely,

Gary W. Loveman

Chairman of the Board,

Chief Executive Officer and President

i

CAESARS ENTERTAINMENT CORPORATION

One Caesars Palace Drive

Las Vegas, Nevada 89109

(702) 407-6000

INFORMATION STATEMENT

ABOUT THIS INFORMATION STATEMENT

General

Caesars Entertainment Corporation, a Delaware corporation, and its subsidiaries (“Caesars,” the “Company”, “we”, “us”, or “our”), is sending you this Information Statement solely for purposes of informing our stockholders of record as of July 16, 2012 (the “Record Date”) of actions taken by our stockholders by less than unanimous written consent in lieu of a special meeting of stockholders. No action is requested or required on your part.

Important Notice Regarding the Internet Availability of the Information Statement for the Stockholder Action by Written Consent to be Effective on or After August 15, 2012

This Information Statement is available at http://investor.caesars.com/sec.cfm.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Summary of the Corporate Actions

The holders of a majority of the Company’s issued and outstanding voting securities have approved, by written consent dated July 23, 2012, (i) a one-time stock option exchange program (the “Option Exchange”) (described in detail below in Item 1) and (ii) an amendment to the Caesars Entertainment Corporation 2012 Performance Incentive Plan (the “2012 Plan”) to increase the maximum number of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), with respect to which stock options and stock appreciation rights may be granted during any calendar year to any individual under the 2012 Plan from 3,433,509 shares to 6,500,000 shares (which amendment is described in detail below in Item 2). Our current U.S. employees and service providers, certain non-U.S. employees and current members of our Board of Directors (“Eligible Participants”) holding eligible options to purchase shares of our Common Stock may participate in the Option Exchange. The Option Exchange will allow Eligible Participants to elect to surrender for cancellation certain options currently held by such participants in exchange for the grant of new, or replacement, options (“Replacement Options”). Former employees, directors or service providers are not eligible to participate. Stockholder approval is required for the Option Exchange described in this Information Statement under the listing rules of the NASDAQ Global Select Market (the “Marketplace Rules”) and the terms of the Caesars Entertainment Corporation Management Equity Incentive Plan (the “2008 Plan, and together with the 2012 Plan (the “Equity Plans”), and stockholder approval is required for the amendment to the 2012 Plan described in this Information Statement under the Marketplace Rules, the terms of the 2012 Plan and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Such approval has been received by written consent dated July 23, 2012.

The Information Statement is first being mailed on or about July 26, 2012 to the Company’s stockholders of record as of the Record Date. The Company intends to commence the Option Exchange on or about July 24, 2012 and to complete it on or about August 21, 2012. In no event will the Option Exchange close, or the replacement options be granted, prior to the date that is 20 business days after the Option Exchange commences (and, in any event, no earlier than the 20th calendar day after the Company mails the Notice and Information Statement to stockholders).

The Company’s principal executive offices are located at One Caesars Palace Drive Las Vegas, Nevada 89109, and the Company’s telephone number is (702) 407-6000.

Voting and Vote Required

The Company is not seeking consent, authorizations or proxies from you. Under the Delaware General Corporation Law (the “DGCL”), the Company’s Second Amended and Restated Certificate of Incorporation, the Company’s Amended Bylaws and the Marketplace Rules, the Option Exchange and the amendment to the 2012 Plan may be approved, without a meeting of stockholders, by a resolution of the Executive Committee (the “Executive Committee”) of our Board of Directors (the “Board”), the Human Resources Committee of the Board (the “HRC”), and with respect to participation in the Option Exchange by the executive officers of the Company, the 162(m) Plan Committee of the Board (the “162(m) Plan Committee”), followed by the written consent of stockholders representing a majority of the voting power of our outstanding shares of Common Stock. As of the Record Date, the Company had 125,312,197 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. The written consent was executed by the holders of 87,605,299 shares of Common Stock, representing a majority of the voting power of our Common Stock. Accordingly, the written consent was executed by stockholders holding sufficient voting power to approve the actions contemplated by the Written Consent and no further stockholder action is required.

Dissenters’ Rights of Appraisal

The corporate action described in this Information Statement will not afford to stockholders the opportunity to dissent from the actions described herein and receive an agreed or judicially appraised value for their shares of Common Stock.

Notice Pursuant to the Company’s Bylaws and Delaware General Corporation Law

Pursuant to Article II, Section 10 of our Bylaws and Section 228(e) of the DGCL, the Company is required to provide prompt notice of the taking of a corporate action by written consent to the Company’s stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Article II, Section 10 of our Bylaws and Section 228(e) of the DGCL.

Interest of Certain Persons in Matters Acted Upon

The following table sets forth certain information as of July 1, 2012 about the outstanding options granted under our equity compensation plans held by each of our directors and executive officers. Our current directors and executive officers are eligible to participate in the Option Exchange. As of July 1, 2012, our current directors and executive officers (20 persons) as a group held unexercised options to purchase an aggregate of 4,874,769 shares of our Common Stock, which represented approximately 59.9% of the shares subject to all outstanding options under our equity compensation plans. The percentages in the table below are based on the total number of outstanding options to purchase our Common Stock under our equity compensation plans as of July 1, 2012.

Name	Number of Options Outstanding	Percentage of Total Outstanding Options	Number of Options Outstanding Eligible for Option Exchange	Options Outstanding Eligible for Option Exchange as a Percentage of Total Outstanding Options
Directors
Jeffrey Benjamin	—	—	—	—
David Bonderman	—	—	—	—
Kelvin Davis	—	—	—	—
Jeffrey Housenbold	—	—	—	—
Karl Peterson	—	—	—	—
Eric Press	—	—	—	—
Marc Rowan	—	—	—	—
David B. Sambur	—	—	—	—
Lynn C. Swann	4,690	*	4,690	*
Jinlong Wang	4,009	*	4,009	*
Christopher J. Williams	4,916	*	4,916	*
Executive Officers
Gary W. Loveman	3,670,544	45.1%	3,438,626	42.2%
Jonathan S. Halkyard (1)	94,511	1.2%	—	—
Timothy R. Donovan	91,644	1.1%	91,644	1.1%
Thomas M. Jenkin	399,488	4.9%	399,488	4.9%
Janis L. Jones	88,030	1.1%	88,030	1.1%
Gregory James Miller	46,573	*	43,078	*
John W. R. Payne	295,995	3.6%	295,995	3.6%
Tariq Shaukat	77,664	*	—	—
Mary H. Thomas	134,499	1.6%	134,499	1.6%
Steven M. Tight	56,717	*	56,717	*

*	Represents beneficial ownership of less than one percent (1%) of the outstanding options.
(1)	Mr. Halkyard resigned as our Executive Vice President and Chief Financial Officer in May 2012. Mr. Halkyard will not be eligible to participate in the Option Exchange.

ITEM 1

APPROVAL OF A ONE-TIME STOCK OPTION EXCHANGE PROGRAM

The Executive Committee, the HRC, the 162(m) Plan Committee and our stockholders have approved the Option Exchange, under which Eligible Participants who hold Eligible Options (as defined below) will be given a one-time opportunity to exchange the Eligible Options for the grant of an equal number of Replacement Options with lower exercise prices to be granted under the 2012 Plan.

We believe the Option Exchange, as designed, is in the best interest of our stockholders and our Company and positions us well for the future in these uncertain economic times. If consummated, we believe the Option Exchange would enable us to:

•	Motivate and engage the Eligible Participants to continue to build stockholder value; and

•	Provide an increased level of retention of our Eligible Participants in relation to the expense recorded with respect to the Eligible Options.

The HRC and the Executive Committee authorized the Option Exchange on July 23, 2012, and our stockholders approved the Option Exchange by written consent dated July 23, 2012. The 162(m) Plan Committee, a subcommittee of the Boardconsisting solely of “outside directors” within the meaning of such term under Section 162(m) of the Code, also approved the Option Exchange with respect to executive officers of the Company to ensure that the Replacement Options will constitute qualified performance-based compensation pursuant to Section 162(m) of the Code. To implement the Option Exchange, we will commence an exchange offer to the Eligible Participants upon the terms and subject to the conditions of a written offer set forth in a tender offer statement on Schedule TO, including the exhibits thereto, to be filed with the Securities and Exchange Commission (the “SEC”). We currently expect to file these documents with the SEC on or about July 24, 2012. Eligible Participants will be given at least 20 business days in which to accept the offer of the Replacement Options in exchange for the surrender of their Eligible Options. The surrendered Eligible Options will be cancelled immediately upon the expiration of this election period and the Replacement Options will be granted under the 2012 Plan, on the date of cancellation of the surrendered Eligible Options (the “Option Exchange Date”). We expect the Option Exchange Date to occur on or about August 21, 2012. Eligible Participants, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at www.sec.gov.

Stockholder approval of the Option Exchange was required under the Marketplace Rules and the terms of the 2008 Plan. The 2012 Plan permits repricings without stockholder approval.

Overview

Like many companies, we have experienced a significant decline in our stock price and our stock price remains at a relatively low level compared to its historical price levels. As a result, our outstanding stock options have exercise prices above the recent trading prices of our Common Stock. Because of the continued challenging economic environment, we believe these underwater stock options are no longer effective as incentives to retain and motivate our key contributors. We believe that many optionees perceive that these options have little or no value. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain outstanding with the potential to dilute stockholders’ interests for up to the full term of the options, while delivering little or no retentive or incentive value, unless they are surrendered or cancelled.

The objective of our equity incentive programs has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our stockholders, and we believe that the Option Exchange is an important component in our efforts to achieve that goal.

Historically we have granted options at varying times and having a broad range of exercise prices. Please see “Compensation Discussion and Analysis – Equity Awards.” As of July 1, 2012, options to purchase an aggregate of 8,142,793 shares of our Common Stock were outstanding under the Equity Plans, and 7,306,675 shares of our Common Stock remained available for future issuance under the 2012 Plan. Of these, options to purchase an aggregate of 7,681,893 shares of our Common Stock were held by Eligible Participants and would be Eligible Options for purposes of the Option Exchange. All of the outstanding stock options under the Equity Plans have a weighted average exercise price of $31.93 and a weighted average remaining life of 7.20 years, while the Eligible Options have a weighted average exercise price of $32.63 and a weighted average remaining life of 7.09 years.

Summary of Material Terms of Option Exchange

Eligible Options

The Option Exchange will be open to all persons who hold “Eligible Options.” Eligible Options are options to purchase shares of Common Stock:

•	Granted on or prior to February 9, 2012 under the Equity Plans;

•	With an exercise price equal to or greater than $20.09; and

•

Held by an Eligible Participant who is still employed by or providing services to us or one of our subsidiaries as a service provider or director as of the commencement of the Option Exchange and who remains employed by or providing services to us or one of our subsidiaries through the completion date of the Option Exchange.

Terms of the Option Exchange

If the Option Exchange is consummated, on the Option Exchange Date, each Eligible Option will be exchanged for the grant of a Replacement Option under the 2012 Plan. The terms of the Replacement Options will depend on whether those Replacement Options are granted in exchange for an Eligible Option subject to time-based vesting (a “Time-Based Eligible Option”) or an Eligible Option subject to performance-based vesting (a “Performance-Based Eligible Option”), as follows:

One-for-One Exchange. Each Eligible Option that you tender for exchange will be exchanged, on a one-for-one basis, for the grant of a Replacement Option to purchase the same number of shares of Common Stock as were subject to the Eligible Option. For example, if an Eligible Participant tenders an Eligible Option to purchase 1,000 shares of Common Stock for exchange, such Eligible Participant will receive a Replacement Option to purchase 1,000 shares of Common Stock.

New Exercise Price.

•	Time-Based Options. Each Replacement Option granted in exchange for a Time-Based Eligible Option will have an exercise price determined as follows:

•

Immediately Vested Options (as defined below) will have an exercise price equal to the last reported sale price per share of the Company’s Common Stock on The Nasdaq Global Select Market (“Nasdaq”) on the Option Exchange Date (the “Replacement Option Price”).

•

Replacement Options Vesting On or Prior to the Second Anniversary of the Option Exchange Date will be exercisable at an exercise price of $20.09 per share until the second anniversary of the Option Exchange Date; after such date, these Replacement Options will have an exercise price equal to the Replacement Option Price

•	Replacement Options Vesting After Second Anniversary of the Option Exchange Date will have an exercise price equal to the Replacement Option Price.

•	Performance-Based Options. Each Replacement Option granted in exchange for a Performance-Based Eligible Option will have an exercise price equal to the Replacement Option Price.

New Vesting Schedules. Each Replacement Option will also have a new vesting schedule determined on a grant-by-grant basis, as follows:

•	Vesting of Time-Based Options. Each Replacement Option granted in exchange for a Time-Based Eligible Option will have a new vesting schedule as follows:

•

20% of the Replacement Options will be immediately vested (the “Immediately Vested Options”), with the remainder vesting in four equal installments of 20% each on each of the first four anniversaries of the Option Exchange Date, subject to the optionee remaining an employee, director or service provider of the Company or its subsidiaries through each respective vesting date.

•	Vesting of Performance-Based Options. Each Replacement Option granted in exchange for a Performance-Based Eligible Option will have a new vesting schedule as follows:

•

With respect to the Eligible Options subject to vesting if funds affiliated with TPG Capital, L.P. and Apollo Global Management, LLC (the “Sponsors”) achieve a return on their investment that is equal to or greater than 1.5x, the Replacement Options granted in exchange for such options will vest on the date that the Company’s 30-day trailing average closing Common Stock price equals or exceeds $35.00 per share.

•

With respect to the Eligible Options subject to vesting if funds affiliated with the Sponsors achieve a return on their investment that is equal to or greater than 2.0x, the Replacement Options granted in exchange for such options will vest on the date that the Company’s 30-day trailing average closing Common Stock price equals or exceeds $57.41 per share.

•

Vesting of Loveman Performance-Based Option. With respect to the Eligible Option to purchase 290,334 shares of the Company’s Common Stock granted on November 29, 2011 to Gary Loveman, the Company’s Chief Executive Officer, the vesting of which differs from the vesting of the other outstanding Performance-Based Options described above and will be eligible for vesting if funds affiliated with the Sponsors achieve a return on their invested capital that is equal to or greater than 1.0X (equivalent to an investment at $57.41 per share) (the “Loveman Performance-Based Option”), the Replacement Option granted in exchange for the Loveman Performance-Based Option will vest instead on the date that the Company’s 30-day trailing average closing Common Stock price equals or exceeds $57.41 per share, subject to Mr. Loveman remaining an employee, director or service provider of the Company or its subsidiaries through the vesting date.

•

Accelerated Vesting. Any accelerated vesting provisions that applied to an Eligible Option (e.g., accelerated vesting upon termination as a result of death or disability or a qualifying termination ) will continue to apply to each Replacement Option granted in exchange for such Eligible Option.

New Ten-Year Term. Each Replacement Option will have a ten-year term from the Option Exchange Date.

Non-Qualified Stock Options. Each Eligible Option is a non-qualified stock option under the Code and each Replacement Option will continue to be treated under the Code as a non-qualified stock option following the Option Exchange.

Other Terms Governed by 2012 Plan. The terms and conditions of the Replacement Options will, other than the terms discussed above, have terms and conditions substantially similar to the surrendered Eligible Options and will be governed by the terms and conditions of the 2012 Plan and the stock option agreements entered into thereunder evidencing such Replacement Options. The material terms of the 2012 Plan are described below under “Item 2 – Approval of Amendment to 2012 Performance Incentive Plan.” In addition, it shall be a condition to exercise of the Replacement Options that the holder agree to be bound by the terms of the Management Investor Rights Agreement among the Company and certain of its stockholders.

Termination of the Option Exchange. If the closing price of the Company’s Common Stock on the Option Exchange Date is $20.09 or higher, the Option Exchange will be terminated and no Eligible Options will be exchanged; however, to the extent the Option Exchange is terminated for any reason, the vesting of the Performance-Based Eligible Options will be automatically amended on the date of the termination of the Option Exchange to implement the revised vesting schedule set forth above, but no other changes will be made to such Performance-Based Eligible Options.

Eligibility

If implemented, the Option Exchange will be open to all members of our Board and all persons who are employed by us or providing services to us on the date of commencement of the Option Exchange. To be an Eligible Participant, such persons must remain employed by us or providing services as a service provider or director through the Option Exchange Date. As of July 1, 2012, we estimate there were approximately 340 Eligible Participants. If an option holder is no longer an employee with us or providing services to us as a service provider or director for any reason on the Option Exchange Date, even if he or she had elected to participate and had tendered his or her Eligible Options for exchange, such person’s tender will automatically be deemed withdrawn and he or she will not participate in the Option Exchange. He or she will retain his or her outstanding options in accordance with their original terms and conditions, and he or she may exercise them during a limited period of time following termination of service in accordance with their terms and to the extent that they are vested.

Election to Participate

Participation in the Option Exchange will be voluntary. Under the Option Exchange, Eligible Participants will not be permitted to elect which of their Eligible Options they wish to exchange for Replacement Options on a grant-by-grant basis. Instead, Eligible Participants will be required to surrender all of their Eligible Options if they elect to participate in the Option Exchange.

Return of Eligible Options Surrendered

The Eligible Options surrendered for exchange will be cancelled and all shares of Common Stock that were subject to such surrendered Eligible Options will again become available for future awards under the 2012 Plan pursuant to the terms of the 2012 Plan.

Although the final terms of the Option Exchange are expected to be materially similar to the terms described in this item, our Board may, in its sole discretion, change the terms of the Option Exchange to take into account a change in circumstances, as described below, and may determine not to implement the Option Exchange.

U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the Option Exchange. A more detailed summary of the applicable tax considerations to participating holders will be provided in the offer to exchange. The Option Exchange should be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and our participating optionees should recognize no income for U.S. federal income tax purposes upon the issuance of the Replacement Options. Recipients of any cash payments will recognize ordinary income for U.S. federal income tax purposes on the date the cash payments are made to them, and the payments will be subject to applicable tax withholdings.

Accounting Impact

If the Option Exchange is not consummated, we will continue to be obligated to recognize approximately $47 million of additional stock-based compensation expense with respect to Eligible Options over the remaining estimated life of the original awards, even if the stock options are never exercised. As a result of the Option Exchange, we believe we will incur approximately $16 million in additional compensation expense attributable to the incremental fair value of the Replacement Options granted to Eligible Participants in exchange for surrendered Eligible Options, measured as of the date such awards are granted. The unamortized compensation expense from the surrendered Eligible Options and incremental compensation expense, if any, associated with the Replacement Options under the Option Exchange will be recognized over the expected life of the new awards. As a result of the Option Exchange, we would expect to recognize a total non-cash accounting charge of approximately $63 million over the expected life of the Replacement Options.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the Option Exchange will be described in a tender offer document that will be filed with the SEC. Although we do not anticipate that the Securities and Exchange Commission would require us to modify the terms materially, it is possible that we will need to alter the terms of the Option Exchange to comply with potential SEC comments. In addition, it is currently our intention to make the program available to our Eligible Participants, including Eligible Participants of our wholly-owned subsidiaries who are located outside of the United States, where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we will make modifications to the terms offered to Eligible Participants in countries outside the United States to comply with local requirements, or for tax or accounting reasons.

Benefits of the Option Exchange to Eligible Participants

Because the decision whether to participate in the Option Exchange is completely voluntary, we are not able to predict which Eligible Participants will participate.

Effect on Stockholders

The Option Exchange was designed to provide renewed incentives and motivate the Eligible Participants to continue to create stockholder value. We are unable to predict the precise impact of the Option Exchange on our stockholders because we are not able to predict which Eligible Participants will participate.

Based on the assumptions described above, if all Eligible Options are exchanged, options to purchase 7,681,893 shares will be surrendered and cancelled and Replacement Options covering an equal number of shares will be granted. Following the Option Exchange, if all Eligible Options are exchanged, options to purchase 8,142,793 shares will be outstanding, with a weighted average remaining term of 9.94 years. As of July 1, 2012, the total number of shares of our Common Stock outstanding was 125,312,197.

ITEM 2

APPROVAL OF AMENDMENT TO 2012 PERFORMANCE INCENTIVE PLAN

Introduction

The Executive Committe and our stockholders have approved an amendment to our 2012 Plan. The Executive Committee approved the amendment to the 2012 Plan on July 23, 2012, and our stockholders approved the amendment to the 2012 Plan by written consent on July 23, 2012.

Overview of Amendment

The amendment to the 2012 Plan increases the maximum number of shares of Common Stock with respect to which options and stock appreciation rights may be granted during any calendar year to any individual under the 2012 Plan from 3,433,509 shares to 6,500,000 shares. This change was necessitated in order to implement the Option Exchange, as the Replacement Options granted pursuant to the Option Exchange, together with any Eligible Options granted to an Eligible Participant during 2012, will count towards this individual limitation.

Stockholder approval of the amendment to the 2012 Plan was required under the Marketplace Rules, the terms of the 2012 Plan and Section 162(m) of the Code.

Summary of Material Terms of 2012 Plan

The following is a summary of certain terms and conditions of the 2012 Plan. This summary is qualified in its entirety by reference to the 2012 Plan itself, which was filed as Exhibit 10.89 to our Registration Statement on Form S-1 filed with the Securities and Exchange Commission on February 2, 2012. The amendment to the 2012 Plan is attached to this information statement as Appendix A.

Eligibility

Directors, employees, officers, and individual service providers or advisors who render services to the Company or its subsidiaries may be selected to receive awards under the 2012 Plan. As of July 1, 2012, approximately 340 employees, directors and service providers held equity awards under our Equity Plans.

Administration

Our Board or a subcommittee thereof has the authority to administer the 2012 Plan. The Board or a subcommittee may delegate some or all authority to another committee. In addition, to the extent permitted by applicable law, the Board or subcommittee may delegate to one or more officers of the Company its powers to designate the officers and employees who will receive grants of awards under the 2012 Plan and to determine the number of shares subject to, and the other terms and conditions of, such awards. Ministerial, non-discretionary functions may be delegated to certain officers, employees and third parties.

For awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code, the 2012 Plan will be administered by a committee consisting solely of two or more outside directors. Awards or transactions intended to be exempt under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be authorized by the Board or a committee consisting solely of two or more non-employee directors (as such requirement is applied under Rule 16b-3). And, to the extent required by any applicable listing agency, this 2012 Plan shall be administered by a committee composed entirely of “independent directors,” within the meaning of the applicable listing agency.

The HRC administers the 2012 Plan. The HRC, the Board or any subcommittee administrating the 2012 Plan is referred to in this summary as the “plan administrator.”

The plan administrator has broad authority, subject to express provisions of the 2012 Plan, to:

•	select participants and determine the types of awards that they are to receive;

•

determine the number of shares that are to be subject to awards and the terms and conditions of awards (including the price (if any) to be paid for the shares or award, vesting schedules, performance targets and the events of termination of such awards);

•	approve the form of agreements evidencing the awards, which need not be identical as to type of award or among participants;

•	cancel, modify or waive our rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding awards, subject to any required consents;

•	accelerate or extend the vesting or exercisability of, or extend the term of, any or all outstanding awards, subject to the terms of the 2012 Plan;

•	construe and interpret the 2012 Plan and any agreements relating to the 2012 Plan;

•

subject to the other provisions of the 2012 Plan, make certain adjustments to outstanding awards, including to the number of shares of Common Stock subject to any award, the price of any award or previously imposed terms and conditions;

•	authorize the termination, conversion, substitution or succession of awards upon the occurrence of certain events;

•

allow the purchase price of an award or shares of our Common Stock to be paid in the form of cash, check or electronic funds transfer, by the delivery of previously-owned shares of our Common Stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the plan administrator may authorize, or any other form permitted by law; and

•

determine the date of grant of awards, which may be after, but not before, the plan administrator’s action and, unless otherwise designated by the plan administrator, will be the date of plan administrator’s action.

The plan administrator will have full discretion to take such actions as it deems necessary or desirable for the administration of the 2012 Plan. Plan administrator decisions relating to the 2012 Plan are final and binding.

Number of Shares Authorized and Award Limits

Subject to adjustment in connection with changes in capitalization, the maximum number of shares of our Common Stock that may be delivered pursuant to awards under the 2012 Plan is the sum of: (1) 7,403,470 shares of our Common Stock, plus (2) 8,045,998, representing the number of shares subject to stock options granted under the 2008 Plan and outstanding on the date the 2012 Plan was first approved by its stockholders, which thereafter expire, or for any reason are cancelled or terminated, without being exercised.

As of July 1, 2012, options to purchase 353,657 shares of our Common Stock have been granted under the 2012 Plan, and 7,306,675 shares remain available under the 2012 Plan for award purposes. In addition, shares of Common Stock subject to Eligible Options exchanged in the Option Exchange will again be available for issuance under the 2012 Plan as Replacement Options.

This maximum share reserve will be reduced in accordance with the rules in this paragraph:

•

to the extent an award is settled in cash or a form other than Common Stock, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2012 Plan;

•	if shares of Common Stock are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award will be counted against the share limits;

•

if shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right or option granted under the 2012 Plan, the number of underlying shares as to which the exercise related will be counted against the applicable share limits, as opposed to only counting the shares actually issued; and

•

shares that are subject to or underlie awards that expire, are cancelled, terminated or forfeited, fail to vest, or for any other reason are not paid or delivered under the 2012 Plan shall again be available for subsequent awards under the 2012 Plan, but shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under the 2012 Plan, or to satisfy tax withholding obligations related to any award, will not be available for subsequent awards under the 2012 Plan.

No fractional shares may be awarded under the 2012 Plan. The plan administrator may pay cash in lieu of fractional shares.

The 2012 Plan includes the following additional caps:

•	no more than 6,867,018 shares may be issued with respect to incentive stock options under the 2012 Plan;

•

following the approval of the amendment to the 2012 Plan, the maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under the 2012 Plan is 6,500,000 shares;

•

the maximum number of shares of Common Stock which may be delivered pursuant to performance-based awards (other than options and stock appreciation rights intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, and other than cash awards covered by the cap in the following sentence) that are granted to any one participant in any calendar year will not exceed 1,373,404 shares, either individually or in the aggregate;

•

in addition, the aggregate amount of compensation to be paid to any one participant in respect of all performance-based awards payable only in cash and not related to shares of Common Stock and granted to that participant in any one calendar year will not exceed $25,000,000.00; and

•	awards cancelled during the year will be counted against the limits in the preceding two bullets to the extent required by Section 162(m) of the Code.

Changes in Capitalization

As is customary in incentive plans of this nature, (1) the number and type of shares of Common Stock (or other securities) available under the 2012 Plan, and the specific share limits, maximums and numbers of shares set forth elsewhere in the 2012 Plan, (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to outstanding awards, (3) the grant, purchase, base, or exercise price and/or (4) the securities, cash or other property deliverable upon exercise or payment of outstanding awards must be equitably and proportionately adjusted by the plan administrator upon any reclassification, recapitalization, stock split, reverse stock split, merger, combination, consolidation, reorganization, spin-off, split-up, extraordinary dividend distribution in respect of the Common Stock, any exchange of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock. Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any change-in-control-type event, the plan administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by the 2012 Plan and the then-outstanding performance-based awards.

Awards Available for Grant

Awards under the 2012 Plan may be in the form of non-qualified and incentive (qualified) stock options, stock appreciation rights, stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, cash awards, rights to purchase or acquire shares, or similar securities with a value related to our Common Stock. Awards may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Company or one of its subsidiaries.

Awards under the 2012 Plan generally will not be transferable other than by will or the laws of descent and distribution, though the plan administrator may permit awards to be exercised by and settled, or otherwise transferred, under certain conditions or in the plan administrator’s discretion.

Options and Stock Appreciation Rights

Options granted under the 2012 Plan will be subject to the terms and conditions established by the plan administrator in an award agreement. All options granted under the 2012 Plan shall be non-qualified unless the applicable award agreement states that the option is intended to be an incentive stock option. The term of an option or stock appreciation right will generally be ten years (or five years for incentive stock options granted to a 10% shareholder) subject to the 2012 Plan’s and the applicable award agreement’s provisions for earlier expiration upon certain terminations of employment or service.

The exercise price of options and base price of stock appreciation rights will not be less than the fair market value of the Common Stock at the date of grant; however, incentive stock options granted to a participant who owns shares representing more than 10% of the voting power of all classes of shares of the Company or any subsidiary will have an exercise price that is no less than 110% of the fair market value of our Common Stock at the date of grant.

Payment of Exercise Price

The purchase or exercise price for an award under the 2012 Plan may be paid by means of any lawful consideration, as determined by the plan administrator, including: services rendered by the award recipient; cash, check, or electronic funds transfer; notice and third party payment; delivery of previously-owned shares of Common Stock; a reduction in the number of shares otherwise deliverable pursuant to the award; or pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards. Shares of Common Stock used to satisfy the exercise price of an option will be valued at their fair market value on the date of exercise. The Company will not be obligated to deliver any shares until it receives full payment of the exercise or purchase price therefor and any related withholding obligations and other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in an applicable award agreement, the plan administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award by any method other than cash. The plan administrator may provide for the deferred payment of awards and may determine the terms applicable to deferrals.

Section 162(m) Performance-Based Awards

Any of the types of awards granted under the 2012 Plan may be, and options and stock appreciation rights granted to officers and employees typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. If the plan administrator determines that an award other than an option or stock appreciation right is intended to be subject to Section 162(m), the plan administrator shall establish performance criteria based on one or more of the following (as applied under generally accepted accounting principles or in the financial reporting of the Company or of its subsidiaries):

•	earnings per share;

•	cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operating, financing and investing activities);

•	stock price;

•	total stockholder return;

•	net revenue;

•	revenue growth;

•	operating income (before or after taxes);

•	net earnings (before or after interest, taxes, depreciation and/or amortization);

•	return on equity or on assets or on net investment;

•	cost containment or reduction;

•	property earnings (before interest, taxes, depreciation and/or amortization);

•	adjusted earnings (before interest, taxes, depreciation and/or amortization);

•	reduction in corporate expenses;

•	customer service scores; or

•	any combination thereof.

Performance-based awards may provide for performance targets to be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set. The applicable performance measurement period may not be less than three months nor more than 10 years.

Corporate Transactions

Generally, and subject to limited exceptions set forth in the 2012 Plan, if we dissolve or undergo certain corporate transactions such as a merger, business combination, consolidation, or other reorganization; an exchange of our Common Stock; a sale of substantially all of our assets; or any other event in which we are not the surviving entity, all awards then-outstanding under the 2012 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the plan administrator provides for the assumption, substitution or other continuation of the award. The plan administrator may also make provision for a cash payment in settlement of awards upon such events. The plan administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, stock appreciation rights or similar rights, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

The plan administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2012 Plan. For example, the plan administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Amendment; Repricing

Our Board may amend or terminate the 2012 Plan at any time, but no amendment or termination may, without participant consent, impair the rights of such participant in any material respect under any award previously granted. Plan amendments will be submitted to stockholders for their approval as required by applicable law or any applicable listing agency. The 2012 Plan permits the plan administrator, without stockholder approval, to reprice (by amendment or other written instrument) an outstanding stock option or stock appreciation right by reducing the exercise price or base price of the award or cancel, exchange or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award.

Clawback/Forfeiture

Unless an award agreement provides otherwise, in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the securities laws that reduces the amount payable or due in respect of an award under the 2012 Plan that would have been earned had the financial results been properly reported, the award will be cancelled and the participant will forfeit the cash or shares received or payable on the vesting, exercise or settlement of the award and proceeds of the sale, gain or other value realized on the vesting or exercise of the award or the shares of Common Stock acquired in respect of the award (and the participant may be required to return or pay such shares or amount to the Company). If, after a termination by a participant from employment or services with the Company and its subsidiaries, the plan administrator determines that the Company or any of its subsidiaries had grounds to terminate such participant for “Cause” (as defined in the 2012 Plan), then (1) any outstanding award held by such participant may be cancelled without payment therefor and (2) the plan administrator may require the participant to forfeit and pay over to the Company, on demand, all or any portion of the compensation, gain or other value realized upon the exercise of any option or stock appreciation right, or the subsequent sale of shares of Common Stock acquired upon exercise of such option or stock appreciation right and the value realized on the vesting, payment or settlement of any other award during the period following the date of the conduct constituting cause. To the extent required by applicable law and/or the rules of any exchange or inter-dealer quotation system on which shares of Common Stock are listed or quoted, or if so required pursuant to a written policy adopted by the Company (as in effect and/or amended from time to time), awards under the 2012 Plan shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into the 2012 Plan and all outstanding award agreements).

Securities Laws

The 2012 Plan is intended to conform with all of provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including, without limitation, Rule 16b-3. The 2012 Plan will be administered, and awards will be granted and may be exercised and/or paid, only in such a manner as to conform to such laws, rules and regulations.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the 2012 Plan and the disposition of shares acquired pursuant to exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Options

The Code requires that, for treatment of an option as an incentive stock option, shares acquired through exercise of an incentive stock option cannot be disposed of before the later of (1) two years from grant or (2) one year from exercise. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or exercise. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the above-mentioned holding periods, the difference between the exercise price and the amount realized upon disposition of the shares will be long-term capital gain or loss. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If the holder of shares acquired through exercise of an incentive stock option disposes of those shares within the holding periods, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the exercise date or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those sections. Finally, if an incentive stock option becomes first exercisable in any year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified share option for federal income tax purposes.

No income will be realized by a participant upon grant of an option that does not qualify as an incentive stock option (“a nonqualified option”). Upon exercise of a non-qualified option, the participant will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections. In the event of a sale of shares received upon the exercise of a non-qualified option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

Stock Appreciation Rights

No income will be realized by a participant upon grant of a stock appreciation right. Upon exercise, the participant will recognize ordinary compensation income equal to the fair market value of the payment received in respect of the stock appreciation right. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections.

Restricted Stock

A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. No election under Section 83(b) of the Code or any similar law shall be made without the prior written consent of the Committee. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to the Company. (Special rules apply to the receipt and disposition of restricted stock received by officers and directors who are subject to Section 16(b) of the Exchange Act). The Company will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units

A participant will not be subject to tax upon grant of a restricted stock unit. Rather, upon delivery of shares or cash pursuant to an RSU, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the restricted stock unit. The Company will be able to deduct the amount of taxable compensation for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Other Stock-Based Awards

In general, a participant will not be subject to tax on the date of grant of another stock-based award. In general, the compensation that the participant receives pursuant to another stock-based award will be subject to tax on the date that the participant becomes vested in such award at ordinary income tax rates.

Section 162(m)

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and three other officers whose compensation is required to be disclosed in its proxy statement (excluding the chief financial officer), subject to certain exceptions. The 2012 Plan is intended to satisfy an exception from Section 162(m) with respect to grants of options and stock appreciation rights. In addition, the 2012 Plan is designed to permit certain awards of restricted stocks, stock units and other awards (including cash bonus awards) to qualify under the “performance-based compensation” exception to Section 162(m) of the Code.

New Plan Benefits

As of July 1, 2012, the following individuals and groups of individuals have received the following option grants under the 2012 Plan:

Name	Stock Options Granted (#)
Gary W. Loveman	231,918
Jonathan S. Halkyard (1)	—
Thomas M. Jenkin	—
John W.R. Payne	—
Mary H. Thomas	—
Named Executive Officers as a Group (5 persons)	231,918
Executive Officers as a Group (10 persons)	313,077
Non-Executive Directors as a Group (11 persons)	—
Non-Executive Employees as a Group (71,755 persons)	40,580

(1)	Mr. Halkyard resigned as our Executive Vice President and Chief Financial Officer in May 2012. Mr. Halkyard will not be eligible to participate in the Option Exchange.

Except as contemplated by the Option Exchange described in Item 1, all future grants under the 2012 Plan are within the discretion of the plan administrator and the benefits of such grants are, therefore, not determinable. For information regarding the Eligible Options held by the individuals and groups of individuals listed above that may be cancelled in exchange for Replacement Options granted under the 2012 Plan pursuant to the Option Exchange, see “About this Information Statement—Interests of Certain Persons in Matters Acted Upon” above.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information regarding our equity compensation plans as of December 31, 2011. The Company did not award any options or other equity awards under the 2012 Plan prior to its adoption by our Board in January 2012.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options (1)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (2)
Management Equity Incentive Plan	8,744,649	$38.15	452,274

(1)	The weighted average remaining contract life for the options set forth in this column is 7.3 years. The number of securities to be issued upon exercise of outstanding options includes 231,918 shares related to a rollover option signed with an executive on January 27, 2008, that provides for the conversion of options to purchase shares of the Company prior to the Acquisition (as defined under “Compensation Discussion and Analysis—Business Overview” below) into options to purchase shares of the Company following the Acquisitions. The rollover options are separate from the shares available under the 2008 Plan. On April 16, 2012, the HRC approved the award of an option to purchase 231,918 shares of Common Stock pursuant to the 2012 Plan to replace the original rollover option, with an exercise price of $14.35 per share. The new rollover option is fully vested and has an expiration date of April 16, 2022.
(2)	In November 2011, the Board approved an increase in the total number of shares of Common Stock that may be issued pursuant to the 2008 Plan to 8,582,876 from 7,955,573.

COMPENSATION DISCUSSION AND ANALYSIS

Business Overview

Caesars is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Our business is primarily conducted through a wholly-owned subsidiary, Caesars Entertainment Operating Company, Inc. (“CEOC”) although certain material properties are not owned by CEOC. As of December 31, 2011, we owned, operated, or managed, through various subsidiaries, 52 casinos in 12 U.S. states and seven countries. The majority of these casinos operate in the United States and England. Our casino entertainment facilities operate primarily under the Harrah’s, Caesars, and Horseshoe brand names in the United States. Our casino entertainment facilities include 33 land-based casinos, 12 riverboat or dockside casinos, three managed casinos on Indian lands in the United States, one managed casino in Canada, one casino combined with a greyhound racetrack, one casino combined with a thoroughbred racetrack, and one casino combined with a harness racetrack. Our land-based casinos include one in Uruguay, nine in England, one in Scotland, two in Egypt, and one in South Africa. As of December 31, 2011, our facilities had an aggregate of approximately three million square feet of gaming space and approximately 43,000 hotel rooms. Our industry-leading customer loyalty program, Total Rewards, has over 40 million members. We use the Total Rewards system to market promotions and to generate customer play across our network of properties. In addition, we own an online gaming business, providing for real money casino, bingo, and poker games in the United Kingdom, alliances with online gaming providers in Italy and France, “play for fun” offerings in other jurisdictions, social games on Facebook and other social media websites, and mobile application platforms. We also own and operate the World Series of Poker tournament and brand.

We were incorporated on November 2, 1989 in Delaware and operated under predecessor companies prior to such date. On January 28, 2008, Caesars was acquired by affiliates of the Sponsors in an all-cash transaction, hereinafter referred to as the “Acquisition,” valued at approximately $30.7 billion, including the assumption of $12.4 billion of debt, and the incurrence of approximately $1.0 billion of acquisition costs. Subsequent to the Acquisition, our stock was no longer publicly traded.

Effective February 8, 2012, as the result of our public offering, our Common Stock trades on the NASDAQ Global Select Market under the symbol “CZR.”

Corporate Governance

Our Human Resources Committee. The HRC serves as our compensation committee with the specific purpose of designing, approving, and evaluating the administration of our compensation plans, policies, and programs. The HRC’s role is to ensure that compensation programs are designed to encourage high performance, promote accountability and align employee interests with the interests of our stockholders. The HRC is also charged with reviewing and approving the compensation of the Chief Executive Officer and our other senior executives, including all of the named executive officers. The HRC operates under our Human Resources Committee Charter. The HRC Charter was updated on January 31, 2012. It is reviewed no less than once per year with any recommended changes presented to our Board for approval.

The HRC currently consists of Messrs. Kelvin L. Davis, Marc Rowan and Lynn C. Swann. The qualifications of the HRC members stem from roles as corporate leaders, private investors, and board members of several large corporations. Their knowledge, intelligence, and experience in company operations, financial analytics, business operations, and understanding of human capital management enables the members to carry out the objectives of the HRC.

In fulfilling its responsibilities, the HRC is entitled to delegate any or all of its responsibilities to a subcommittee of the HRC or to specified executives of Caesars, except that it may not delegate its responsibilities for any matters where it has determined such compensation is intended to comply with the exemptions under Section 16(b) of the Exchange Act.

In February 2009, our Board formed the 162(m) Plan Committee comprised of two members: Lynn C. Swann and Christopher J. Williams. The purpose of the 162(m) Plan Committee is to administer the Harrah’s Entertainment, Inc. 2009 Senior Executive Incentive Plan and other compensation programs to the extent they relate to the executive officers of the Company and approval of such programs is required in order to ensure that the compensation payable thereunder constitutes performance-based compensation for purposes of Section 162(m) of the Code.

HRC Consultant Relationships. The HRC has the authority to engage services of independent legal counsel, service providers and subject matter experts in order to analyze, review, recommend and approve actions with regard to Board compensation, executive officer compensation, or general compensation and plan provisions. We provide for appropriate funding for any such services commissioned by the HRC. These service providers are used by the HRC for purposes of executive compensation review, analysis, and recommendations. The HRC has engaged and expects to continue to engage external service providers for the purposes of determining Chief Executive Officer and other senior executive compensation. However, with respect to 2011 compensation, the HRC did not engage any service providers. Rather, service providers were engaged by our Human Resources executives, and these service providers helped formulate information that was then provided to the HRC. See “Role of outside service providers in establishing compensation” below.

2011 HRC Activity

During five meetings in 2011, as delineated in the HRC Charter and as outlined below, the HRC performed various tasks in accordance with their assigned duties and responsibilities, including:

•

Chief Executive Officer Compensation: reviewed and approved corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluated the performance of the Chief Executive Officer in light of these approved corporate goals and objectives and relative to peer group, evaluated and awarded the equity compensation, annual bonus and bonus under the Project Renewal Incentive Plan of the Chief Executive Officer based on such evaluation.

•

Other Senior Executive Compensation: set base compensation, annual bonus (other than those executives that receive bonuses under the 2009 Senior Executive Incentive Plan), awarded bonuses under the Project Renewal Incentive Plan and equity compensation for all senior executives, which included an analysis relative to our competition peer group

•

Executive Compensation Plans: reviewed status of various executive compensation plans, programs, and incentives, including the Annual Management Bonus Plan, our various deferred compensation plans, the Revenue Growth Incentive Plan and our various equity plans, and implemented a new bonus plan, the Project Renewal Incentive Plan.

Role of Human Resources Committee. The HRC has sole authority in setting the material compensation of our senior executives, including base pay, incentive pay (other than those executives that receive bonuses under the 2009 Senior Executive Incentive Plan) and equity awards. The HRC receives information and input from our senior executives and outside service providers (as described below) to help establish these material compensation determinations, but the HRC is the final arbiter on these decisions.

Role of Company executives in establishing compensation. When determining the pay levels for the Chief Executive Officer and our other senior executives, the HRC solicits advice and counsel from internal as well as external resources. Internal company resources include the Chief Executive Officer, Executive Vice President of Human Resources and Vice President of Compensation, Benefits and Human Resource Systems and Services. The Executive Vice President of Human Resources is responsible for developing and implementing our business plans and strategies for all company-wide human resource functions, as well as day-to-day human resources operations. The Vice President of Compensation, Benefits and Human Resource Systems and Services is responsible for the design, execution, and daily administration of our compensation, benefits, and human resources shared-services operations. Both of these Human Resources executives attend the HRC meetings, at the request of the HRC, and act as a source of informational resources and serve in an advisory capacity. The Corporate Secretary is also in attendance at each of the HRC meetings and oversees the legal aspects of our executive compensation and benefit plans, updates the HRC regarding changes in laws and regulations affecting our compensation policies, and records the minutes of each HRC meeting. The Chief Executive Officer also attends HRC meetings.

In 2011, the HRC communicated directly with the Chief Executive Officer and top Human Resources executives in order to obtain external market data, industry data, internal pay information, individual and our performance results, and updates on regulatory issues. The HRC also delegated specific tasks to the Human Resources executives in order to facilitate the decision making process and to assist in the finalization of meeting agendas, documentation, and compensation data for HRC review and approval.

The Chief Executive Officer annually reviews the performance of our senior executives and, based on these reviews, recommends to the HRC compensation for all senior executives, other than his own compensation. The HRC, however, has the discretion to modify the recommendations and makes the final decisions regarding material compensation to senior executives, including base pay, incentive pay (other than those executives that receive bonuses under the 2009 Senior Executive Incentive Plan), and equity awards.

Role of outside service providers in establishing compensation. Our internal Human Resources executives regularly engage outside service providers to provide advice related to our compensation policies. Standing consulting relationships are held with several global consulting firms specializing in executive compensation, human capital management, and board of director pay practices. During 2011, the services performed by service providers that resulted in information provided to the HRC are set forth below:

1. Towers Watson provided us with advice regarding our equity compensation plan and other long term incentives on managing our Long Term Incentive (“LTI”) program. Towers Watson also provided advice in methods of executing a re-pricing of our outstanding equity options. Towers Watson also provided external benchmarking data to compare against current compensation policies.

2. Aon Hewitt provided us with advice regarding our equity compensation plan and provided external benchmarking data to compare against our current equity compensation practices.

3. Mercer Human Resources Consulting was retained by the Savings & Retirement Plan 401(k) and Executive Deferred Compensation Plan Investment Committees to advise these Committees on investment management performance, monitoring, investment policy development, and investment manager searches. Mercer also provides plan design, compliance, and operational consulting for our qualified defined contribution plan and non-qualified deferred compensation plans.

The service providers provided the information described above to our Human Resources executives to help formulate information that is then provided to the HRC. The service providers did not interact with each other in 2011, as they each work on discrete areas of compensation. We engaged Mercer Human Resources Consulting to perform consulting services for us regarding our 401(k) Plan and our Executive Deferred Compensation Plans. The fees for these services for 2011 were $506,873 for the 401(k) Plan and $111,210 for the Executive Deferred Compensation Plans.

Objectives of Compensation Programs

Our executive compensation program is designed to achieve the following objectives:

•	Align our rewards strategy with our business objectives, including enhancing stockholder value and customer satisfaction;

•	Support a culture of strong performance by rewarding employees for results;

•	Attract, retain and motivate talented and experienced executives; and

•	Foster a shared commitment among our senior executives by aligning our and their individual goals.

These objectives are ever present and are at the forefront of our compensation philosophy and all compensation design decisions.

Compensation Philosophy

Our compensation philosophy provides the foundation upon which all of our compensation programs are built. Our goal is to compensate our executives with a program that rewards loyalty, results-driven individual performance, and dedication to the organization’s overall success. These principles define our compensation philosophy and are used to align our compensation programs with our business objectives. Further, the HRC specifically outlines in its charter the following duties and responsibilities in shaping and maintaining our compensation philosophy:

•	Assess whether the components of executive compensation support our culture and business goals;

•	Consider the impact of executive compensation programs on stockholders;

•	Consider issues and approve policies regarding qualifying compensation for executives for tax deductibility purposes;

•	Approve the appropriate balance of fixed and variable compensation; and

•	Approve the appropriate role of performance based and retention based compensation.

Our executive compensation programs are structured to reward our executives for their contributions in achieving our mission of providing outstanding customer service and attaining strong financial results, as discussed in more detail below. Our executive compensation policy is designed to attract and retain high caliber executives and motivate them to superior performance for the benefit of our stockholders.

Various company policies are in place to shape our executive pay plans, including:

•	Salaries are linked to competitive factors, internal equity, and can be increased as a result of successful job performance;

•	Our annual bonus programs are competitively based and provide incentive compensation based on our financial performance and customer service scores;

•	Long-term incentives are tied to enhancing stockholder value and to our financial performance; and

•	Qualifying compensation paid to senior executives is designed to maximize tax deductibility, where possible.

The executive compensation practices are intended to compensate executives primarily on performance, with a large portion of potential compensation at risk. In the past, the HRC has set senior executive compensation with two driving principles in mind: (1) delivering financial results to our stockholders and (2) ensuring that our customers receive a great experience when visiting our properties. To that end, historically the HRC has set our senior executive compensation so that at least 50% of our senior executives’ total compensation is at risk based on these objectives.

In 2008, as a result of the Acquisition and there being no public market for our Common Stock, the HRC deviated from our long-term compensation philosophy by awarding a “megagrant” equity award in lieu of annual equity grants that we had historically awarded like many other public companies. However, the HRC continues to review our equity awards, and has subsequently re-priced existing grants and awarded supplemental equity grants to select senior executives in 2010 and 2011, as more fully described below.

Compensation Program Design

The executive compensation program is designed with our executive compensation objectives in mind and is comprised of fixed and variable pay plans, cash and non-cash plans, and short and long-term payment structures in order to recognize and reward executives for their contributions to our Company today and in the future.

The table below reflects our short-term and long-term executive compensation programs during 2011:

Short-term	Long-term

Fixed and Variable Pay	Variable Pay

Base Salary	Equity Awards

Annual Management Bonus Plan	Executive Supplemental Savings Plan II

2009 Senior Executive Incentive Plan	Revenue Growth Incentive Plan

Cross Market Bonus Plan	Project Renewal Incentive Plan

Customer Service Jackpot Plan

Corporate Expense Jackpot Plan

The variable compensation to be paid to each of our NEOs for 2011 includes annual bonuses under the Annual Management Bonus Plan, for Messrs. Jenkin and Payne, and under the Senior Executive Incentive Plan for Messrs. Loveman and Halkyard and Ms. Thomas. Determination of performance against the goals of the Annual Management Bonus Plan for Messrs. Jenkin and Payne is at the discretion of the HRC, with input from the Chief Executive Officer. Determination of performance against the goals for the Senior Executive Incentive Plan for Messrs. Loveman and Halkyard and Ms. Thomas is at the discretion of the 162(m) Committee, with input from Mr. Loveman for Mr. Halkyard and Ms. Thomas.

Our variable compensation program also consists of the Revenue Growth Incentive Plan (“RGIP”), the Project Renewal Incentive Plan (“PRIP”), the Cross Market Bonus Plan, the Customer Service Jackpot Plan and the Corporate Expense Jackpot Plan. The goals of these plans are discussed in more detail below. No compensation is due under the RGIP until 2013. Partial payout of the PRIP occurred in 2011 and was paid to our NEOs. See “—Summary Compensation Table.” Payout information for the PRIP in 2011 is summarized below, and individual performance was taken into account in determining the size of the payout, though the payout amounts followed a formula in almost all instances.

In addition, variable compensation also consists of our equity award grants, which consist of stock option grants. During 2011, we granted stock options to our NEOs. The number of stock options granted to our NEOs in 2011 was intended to supplement the value of the 2008 “mega-grants”, and also to provide additional future value with a goal of strengthening employee retention. Individual performance was taken into account in determining participation and grant size.

We periodically assess and evaluate the internal and external competitiveness for all components of our executive compensation program. Internally, we look at critical and key positions that are directly linked to our profitability and viability. We review our compensation structure to determine whether the appropriate hierarchy of jobs is in place with appropriate ratios of Chief Executive Officer compensation to other senior executive compensation. We believe the appropriate ratio of Chief Executive Officer compensation compared to other senior executives ranges from 1.67:1 on the low end to 6:1 on the high end. These ratios are merely a reference point for the HRC in setting the compensation of our Chief Executive Officer, and were set after reviewing the job responsibilities of our Chief Executive Officer versus other senior executives and market practice. Internal equity is based on both quantitative and qualitative job evaluation methods, including span of control, required skills and abilities, long-term career growth opportunities as well as relevant comparative financial and non-financial job metrics. Externally, benchmarks are used to provide guidance and to improve our ability to attract, retain, and recruit talented senior executives. Due to the highly competitive nature of the gaming industry, as well as the competitiveness across industries for talented senior executives, it is important for our compensation programs to provide us the ability to internally develop executive talent, as well as recruit highly qualified senior executives.

The overall design of the executive compensation program and the elements thereof is a culmination of years of development and compensation plan design adjustments. Each year the plans are reviewed for effectiveness, competitiveness, and legislative compliance. The current plans have been put into place with the approval of the HRC and in support of the principles of the compensation philosophy and objectives of our pay practices and policies.

In 2009, our Human Resources department conducted a review of compensation practices of competitors in the gaming industry and our Human Resources department continued to review and update the analysis in 2010 and 2011. The review covered a range of senior roles and competitive practices. As a result of this review, the HRC believes that the current compensation program adequately compensates and provides incentive to our executives. The companies comprising our peer group for the 2009 review and 2010-2011 update were:

•	Ameristar Casinos, Inc.

•	Boyd Gaming Corporation

•	Isle of Capri Casinos

•	Las Vegas Sands Corp.

•	MGM Resorts International

•	Penn National Gaming, Inc.

•	Station Casinos, Inc.

•	Trump Entertainment Resorts

•	Wynn Resorts, Limited

In 2011, we engaged Aon Hewitt to provide a review of equity compensation practices. The review covered practices at a broad range of 30 US companies of comparable size and geographic scope to the US and was not limited to peers in the gaming industry. The study included the following companies:

•	Marriott International, Inc.

•	Starwood Hotels & Resorts Worldwide, Inc.

•	Wyndham Hotels & Resorts, LLC

•	McDonald’s Corporation

•	Darden Restaurants, Inc.

•	Yum! Brands, Inc.

•	CVS Caremark Corporation

•	The Kroger Co.

•	Home Depot

•	Target Corporation

•	Walgreen Co.

•	Lowe’s Companies, Inc.

•	SuperValu Inc.

•	Staples Inc.

•	Macy’s

•	The TJX Companies, Incorporated

•	J.C. Penney Company, Inc.

•	The Gap, Inc.

•	Genuine Parts Company

•	Starbucks Corporation

•	Nordstrom, Inc.

•	VF Corporation

•	Office Max

•	Ross Stores, Inc.

•	Auto Zone

•	The Pantry, Inc.

•	PetSmart, Inc.

•	Travel Centers of America

•	Radio Shack Corporation

•	Williams-Sonoma, Inc.

Impact of Performance on Compensation

The impact of individual performance on compensation is reflected in base pay merit increases, setting the annual bonus plan payout percentages as compared to base pay, and the amount of equity awards granted. The impact of our financial performance and customer satisfaction is reflected in the calculation of the annual bonus payment and the intrinsic value of equity awards. Supporting a performance-based culture and providing compensation that is directly linked to outstanding individual and overall financial results is at the core of our compensation philosophy and human capital management strategy.

For senior executives, the most significant compensation plans that are directly affected by the attainment of performance goals are our Annual Management Bonus Plan and Senior Executive Incentive Plan. The bonus plan performance criteria, target percentages, and plan awards under our Annual Management Bonus Plan for the bonus payments for fiscal 2011 (paid in 2012) were set in February 2011; however, the HRC continued its past practice of periodically reviewing performance criteria against plan. The bonus plan performance criteria, target percentages, and plan awards under the Senior Executive Incentive Plan for fiscal 2011 were set in February 2011. The financial measurements used to determine the bonus under our Annual Management Bonus Plan are Adjusted EBITDA and corporate expense (prior to allocation to our properties). The non-financial measurement used to determine plan payments is customer satisfaction. The financial measure for the Senior Executive Incentive Plan is EBITDA, as more fully described below.

Based on performance goals set by the HRC each year, there are minimum requirements that must be met in order for a bonus plan payment to be provided under the Annual Management Bonus Plan. Just as bonus payments are increased as performance goals are exceeded, results falling short of goals reduce or eliminate bonus payments. In order for participants in our Annual Management Bonus Plan to receive a bonus, a minimum attainment of 90% of financial and customer satisfaction scores approved by the HRC must be met.

Elements of Compensation

Elements of Active Employment Compensation and Benefits

The total direct compensation mix for each named executive officer, or NEO, varies. For our Chief Executive Officer, the allocation for 2011 was 40% for base salary and 60% for annual bonus. For the other NEOs in 2011, the average allocation was 58% for base salary and 42% for annual bonus. Each compensation element is considered individually and as a component within the total compensation package. In reviewing each element of our senior executives’ compensation, the HRC reviews peer data, internal and external benchmarks, our performance over the past 12 months (as compared to our internal plan as well as compared to other gaming companies) and the executive’s individual performance. Prior compensation and wealth accumulation is considered when making decisions regarding current and future compensation; however, it has not been a decision point used to cap a particular compensation element.

Peer Group

We and the HRC review the compensation of our NEOs against its peer groups. The table below shows the amounts paid for our NEOs in 2011, and the Peer Group Median for each category of compensation, as measured in 2010, the latest data available for the peer group.

	Base Salary		Option Awards		Non-Equity Incentive Plan Compensation		All Other Compensation
	Paid($)	Peer Group Median($)	Paid($)	Peer Group Median($)	Paid($)	Peer Group Median($)	Paid($)	Peer Group Median($)
Gary W. Loveman, President and Chief Executive Officer	1,900,000	1,100,000	13,428,357	1,732,605	3,900,000	2,482,506	1,174,840	333,487

Jonathan S. Halkyard, Executive Vice President and Chief Financial Officer (2)	700,000	629,808	663,900	247,515	555,000	356,250	24,403	32,427

Thomas M. Jenkin, President of Operations	1,200,000	1,026,892	1,487,311	654,173	1,350,000	523,725	32,046	95,949

John W. R. Payne, President of Enterprise Shared Services	1,063,077	1,026,892	1,267,120	654,173	923,056	523,725	36,086	95,949

Mary H. Thomas, Executive Vice President, Human Resources	509,615	392,097	756,992	253,025	539,062	497,963	15,826	—	(1)

(1)	Data not available.
(2)	Mr. Halkyard resigned from his position as Executive Vice President and Chief Financial Officer on May 30, 2012.

Mr. Loveman’s base salary is above the median and is a reflection of our position as one of the world’s largest gaming companies. Additionally, several of Mr. Loveman’s peers are significant shareholders of their respective companies and, therefore, choose to receive a reduced base salary; this does not apply to Mr. Loveman. With respect to options awarded, we awarded one-time “mega-grants” in 2008 following the Acquisition. These grants were intended as a five year equivalent grant value, as opposed to our prior practice of annual option grants. In 2011, we supplemented these grants, as more fully described above. Also in 2011, options were amended as described in “2011 Amendments to Equity Plan and Supplemental Grants-Stock Option Re-Pricing” below, to reduce the exercise price of the outstanding 1.5X performance-based options to $20.09 per share and of outstanding time-based options to $20.09, with the reduced exercise price of the time-based options being phased in between a four to six year period, depending on the grant date and the price. The Option Awards figures in the above table reflect these two events. With respect to non-equity incentive plan compensation, our 2009 Senior Executive Incentive Plan is a discretionary program based on our financial performance. Bonus amounts are determined at the sole discretion of the HRC. With respect to all other compensation, costs above peer group median are related to the costs of Mr. Loveman’s personal security, aircraft usage and hotel lodging expense while in Las Vegas. See Note 5 of “—Summary Compensation Table.”

Messrs. Halkyard’s, Jenkin’s and Payne’s and Ms. Thomas’ base salaries are in line with their peer group median, but where above is a reflection of our position as one of the world’s largest gaming companies. With respect to options awarded, we awarded one-time “mega-grants” in 2008 following the Acquisition. These grants were intended as a five year equivalent grant value, as opposed to our prior practice of annual option grants. In 2011, we supplemented these grants. Also in 2011, options were amended as described in “2011 Amendments to Equity Plan and Supplemental Grants-Stock Option Re-Pricing” below, to reduce the exercise price of the outstanding 1.5X performance-based options to $20.09 per share and of outstanding time-based options to $20.09, with the reduced exercise price of the time-based options being phased in between a four to six year period, depending on the grant date and the price. The Option Awards figures in the above table reflect these two events. With respect to non-equity incentive plan compensation, our 2009 Senior Executive Incentive Plan (for Mr. Halkyard and Ms. Thomas) is a discretionary program based on our financial performance, and the Annual Management Bonus Plan (for Messrs. Jenkin and Payne) is a discretionary program based on our financial performance, corporate expenses and customer service improvement. Bonus amounts are determined at the sole discretion of the HRC, with input from the Chief Executive Officer.

Base Salary

Salaries are reviewed each year and increases, if any, are based primarily on an executive’s accomplishment of various performance objectives and salaries of executives holding similar positions within the peer group, or within our company. Adjustments in base salary may be attributed to one of the following:

•

Merit: increases in base salary as a reward for meeting or exceeding objectives during a review period. The size of the increase is directly tied to pre-defined and weighted objectives (qualitative and quantitative) set forth at the onset of the review period. The greater the achievement in comparison to the goals, generally, the greater the increase.

•	Market: increases in base salary as a result of a competitive market analysis, or in coordination with a long term plan to pay a position at a more competitive level.

•	Promotional: increases in base salary as a result of increased responsibilities associated with a change in position.

•	Additional Responsibilities: increases in base salary as a result of additional duties, responsibilities, or organizational change. A promotion may be, but is not necessarily, involved.

•	Retention: increases in base salary as a result of a senior executive’s being recruited by or offered a position by another employer.

All of the above reasons for base salary adjustments for senior executives must be approved by the HRC and are not guaranteed as a matter of practice or in policy.

Our Chief Executive Officer did not receive an increase in base salary in 2011 due to the general economic environment. In February 2009, we implemented a 5% reduction in base salary for management employees, including the NEOs. Effective January 1, 2010, the 5% base salary reduction was revoked for management employees, with the exception of members of senior management, including the NEOs. In July 2010, the HRC retracted the 5% salary reduction in place for members of our senior management, including the NEOs, with the exception of our Chief Executive Officer. In 2011, the HRC approved increases for Mr. Payne for taking on additional responsibilities and for Ms. Thomas as a merit increase.

2009 Senior Executive Incentive Plan

In December 2008, the Harrah’s Entertainment, Inc. 2009 Senior Executive Incentive Plan was approved by the HRC and our sole voting stockholder, to be effective January 1, 2009. The awards granted pursuant to the Senior Executive Incentive Plan are intended to qualify as performance-based compensation under Section 162(m) of the Code. Eligibility to participate in the Senior Executive Incentive Plan is limited to senior executives of Caesars and its subsidiaries who are or at some future date may be, subject to Section 16 of the Exchange Act. The 162(m) Plan Committee selected the Senior Executive Incentive Plan participants for 2011 in February 2011. The 162(m) Plan Committee set the bonus target for each participant of the Senior Executive Incentive Plan at 0.5% of the Company’s EBITDA for 2011. Subject to the foregoing and to the maximum award limitations, no awards will be paid for any period unless we achieve positive EBITDA.

Messrs. Loveman and Halkyard, Ms. Thomas and certain other executive officers participated in the Senior Executive Incentive Plan for the year 2011. As noted above, the 162(m) Plan Committee has authority to reduce bonuses earned under the Senior Executive Incentive Plan and also has authority to approve bonuses outside of the Senior Executive Incentive Plan to reward executives for special personal achievement.

It has been the 162(m) Plan Committee’s practice to decrease the bonus target of 0.5% of EBITDA by reference to the achieved performance goals and bonus formulas used under the Annual Management Bonus Plan discussed below.

Senior Executive Incentive Plan bonuses were awarded to our eligible NEOs in 2012 for 2011 performance. See the Summary Compensation Table.

Annual Management Bonus Plan

The Annual Management Bonus Plan (the “Bonus Plan”) provides the opportunity for our senior executives and other participants to earn an annual bonus payment based on meeting corporate financial and non-financial goals. These goals are set at the beginning of each fiscal year by the HRC. Beginning in 2009, the HRC approved a change to the Bonus Plan that allowed the HRC to revise financial goals on a semi-annual basis if external economic conditions indicated that the original goals did not correctly anticipate movements of the broader economy. Under the Bonus Plan, the goals can pertain to operating income, pre-tax earnings, return on sales, earnings per share, a combination of objectives, or another objective approved by the HRC. For Messrs. Jenkin and Payne, who participated in the Bonus Plan for 2011, the objectives also include Adjusted EBITDA, customer satisfaction and growth of cross property play for their respective divisions. The goals may change annually to support our short or long-term business objectives. For the 2011 plan year, the Bonus Plan’s goal consisted of a combination of Adjusted EBITDA, corporate expense, and customer satisfaction improvement. Although officers that participated in the Senior Executive Incentive Plan during 2011 do not participate in the Bonus Plan, goals are set for all officers under this plan. The measurement used to gauge the attainment of these goals is called the “corporate score.”

For 2011, financial goals are comprised of these separate measures, representing up to 90% of the corporate score.

•

EBITDA is a common measure of company performance in the gaming industry and as a basis for valuation of gaming companies and, in the case of Adjusted EBITDA, as a measure of compliance with certain debt covenants. Adjusted EBITDA comprised 70% of the corporate score for 2011, and the target was set at $1,987 million for 2011.

•

Corporate Expense: In the current economic environment, it is important for us to manage expenses. Corporate expense, prior to the allocation of expenses to our operations, comprised 20% of the corporate score for 2011, and the target was set at $459 million for 2011. The figure used for this corporate expense target is not a GAAP financial measure and does not correspond to the corporate expense line item in our financial statements.

Non-financial goals consist of one key measurement: customer satisfaction. We believe we distinguish ourselves from competitors by providing excellent customer service. Supporting our property team members who have daily interaction with our external customers is critical to maintaining and improving guest service. Customer satisfaction is measured by surveys of our loyalty program (“Total Rewards”) customers taken by a third party. These surveys are taken weekly across a broad spectrum of customers. Customers are asked to rate our casinos’ performance using a simple A-B-C-D-F rating scale. The survey questions focus on friendly/helpful and wait time in key operating areas, such as beverage service, slot services, Total Rewards, cashier services and hotel operation services. Each of our casino properties works against an annual baseline defined by a composite of their performance in these key operating areas from previous years. Customer satisfaction comprised 10% of the corporate score for 2011, and the target was set at a 3% change from non-A to A scores for 2011.

Bonus plan payments would not be paid if Adjusted EBITDA was less than 90% of target, if corporate expense exceeded 10% or more of target or if there was less than a one percent shift in non-A to A customer satisfaction scores.

After the corporate score has been determined, a bonus matrix approved by the HRC provides for bonus amounts of participating executive officers and other participants that will result in the payment of a specified percentage of the participant’s salary if the target objective is achieved. This percentage of salary is adjusted upward or downward based upon the level of corporate score achievement.

After the end of the fiscal year, the Chief Executive Officer assesses our performance against the financial and customer satisfaction targets set by the HRC. Taking into account our performance against the targets set by the HRC, the Chief Executive Officer will develop and recommend a performance score of 0 to 1.5 to the HRC.

The HRC has the authority under the Bonus Plan to adjust any goal or bonus points with respect to executive officers, including no payment under the Bonus Plan. These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen.

The 2011 corporate score of 95 was approved by the HRC in February 2012. Divisional Presidents may earn bonuses based on the performance of the properties in their divisions — see Summary Compensation Table.

In February 2011, the HRC approved a change to the Bonus Plan to include a cross market play component for non-corporate employees, including Messrs. Jenkin and Payne.

In February 2011, the HRC approved raising the corporate score ceiling from a maximum of 150 points at 110% of EBITDA plan performance to 200 points at 120% of EBITDA plan performance. This change was made to reward management with increased bonus opportunity for an extraordinary performance against plan. As a result of the change, management could receive a maximum of up to three times their target bonus percentage of annual salary if maximum points are achieved under the Bonus Plan.

Messrs. Jenkin and Payne participated in the Bonus Plan for the year 2011. Bonuses under the Bonus Plan were awarded to Messrs. Jenkin and Payne by the HRC in February 2012. In addition, as noted above, under the Senior Executive Incentive Plan, performance goals for Messrs. Loveman and Halkyard and Ms. Thomas were assessed by the HRC for 2011 in February 2012 and the 162(m) Plan Committee reviewed the HRC’s assessments for purposes of setting bonuses under the Senior Executive Incentive Plan.

In February 2012, the HRC approved changes to the Bonus Plan, eliminating the corporate expense component for 2012.

Cross Market Bonus Plan

In February 2011, the HRC approved a new incentive plan for all management (including the NEOs) designed to promote cooperation between our properties to increase customer visitation across our properties. The Cross Market Bonus Plan is intended as a supplement to the Bonus Plan for 2011, and is applicable only to employees who do not earn a bonus under the Bonus Plan. Each of our properties has a cross market target equivalent to the cross market target component of the Bonus Plan applicable to non-corporate employees, including Messrs. Jenkin and Payne. However, while the cross market component of the Bonus Plan is subject to the achievement of minimum EBITDA plan results, the Cross Market Bonus Plan is independent of financial results at properties. The combined intent of the Bonus Plan and the Cross Market Bonus Plan was to provide management with incentive to promote cross market play across our entire company, irrespective of property financial performance. In February 2012, the HRC decided not to renew the plan for 2012.

Customer Service Jackpot Plan

In February 2011, the HRC approved a new incentive plan for all management (including the NEOs) designed to incent greatly enhanced performance against our customer service metric. The Customer Service Jackpot functions as a supplement to the Bonus Plan in 2011, and is measured against the same customer service metric as the Bonus Plan. In order to qualify for an award under the Customer Service Jackpot, a property must have a minimum positive shift of non-A to A customer scores of 6.0%, which is double the shift that earns the maximum customer service bonus points in the Bonus Plan, and we consider the Customer Service Jackpot to be an award for the achievement of two years’ worth of maximum service performance in a single year. Payout of the Customer Service Jackpot is targeted at 5% of an employee’s base salary for all management.

Corporate Expense Jackpot Plan

In February 2011, the HRC approved a new incentive plan for all corporate management (including the NEOs) designed to incent our corporate employees to pursue aggressive cost savings. The Corporate Expense Jackpot functions as a supplement to the Bonus Plan, and is measured against the same corporate expense metric as in the Bonus Plan for corporate employees. In order to qualify for an award under the Corporate Expense Jackpot, the final corporate expense figure for 2011 must come in 13% below the target corporate expense figure for 2011. We consider cost savings to be an integral objective in 2011, and believes the Corporate Expense Jackpot incents our corporate employees to be aggressive in order to reach this greatly enhanced savings target. Payout of the Corporate Expense Jackpot is targeted at 5% of an employee’s base salary for all management. In February 2012, the HRC decided not to renew the plan for 2012.

Revenue Growth Incentive Plan

In February 2010, the HRC approved a new medium-term Revenue Growth Incentive Plan, or RGIP, for certain members of management (including the NEOs) designed to promote incremental revenue growth over a two year period (beginning on January 1, 2010) and bridge the gap between our current compensation (salary, bonus, benefits) and longer-term compensation offering (“equity plan”). The RGIP is intended as a special, one-time bonus program for the purpose of promoting top-line revenue growth in excess of our currently forecasted revenue growth over the two year bonus period. The HRC believed that after several years of promoting cost cutting it was now an appropriate time to focus on revenue growth. The RGIP will also provide a liquid medium-term incentive program, as it will allow management and NEOs the ability to earn cash in the medium-term, as opposed to our equity plan which is longer term and currently not liquid.

Senior executives and other management employees are eligible to participate in the RGIP; payments will be determined and paid in early 2013. Payout of the RGIP is contingent on achievement of revenue growth at distinct thresholds above current forecasts. To ensure the RGIP is a value added program, payout of the bonus is also subject to the meeting of a minimum EBITDA margin threshold equal to or greater than the final consolidated EBITDA margin for the 2009 calendar year.

For 2010 and 2011, the sole goal of the RGIP is growth in revenue above the rate forecasted by our company. Incremental Revenue Growth is defined as an increase in the percentage of revenue growth year over year above the growth rate forecasted by our company. For the RGIP, payout levels of the bonus have been set at three incremental growth thresholds: 0.75%, 1.0% and 1.5% incremental revenue growth. These thresholds were set by looking at past growth rates and also our current five year predictions.

Achievement of 0.75% incremental revenue growth over the bonus period results in a payout of the RGIP at the target payout rate. The 1.0% and 1.5% incremental growth levels are “stretch” goals for the program and result in payouts at a premium percentage above the target payout. For our senior executives and officers the payout premiums are 125% and 150% of annual salary, respectively.

Subject to the discretion of the HRC, the revenue goals of the RGIP program will be subject to adjustment based on changes in the general economy. The plan review will occur in a manner similar to that included as part of the Annual Management Bonus Plan in which both positive and negative changes in the economy are taken into account. The HRC will have the final determination on the financial goals, and any changes to such goals, under the RGIP.

In July 2010, the HRC determined to modify the time period for the RGIP. The RGIP has been shifted forward six months, and will now run during the two year period from July 1, 2010 through June 30, 2012. The HRC determined to shift the RGIP forward by six months because (a) the plan was not rolled out to employees until March 2010 and (b) the continuing economic downturn in the gaming industry in the first half of 2010.

Project Renewal Incentive Plan

In 2011, the HRC adopted the Project Renewal Incentive Plan, or PRIP, a plan designed to incent our leadership to undertake the cost savings initiatives proposed as part of a comprehensive program to streamline our operations that was launched in the fourth quarter of 2010. PRIP expires on March 1, 2013.

PRIP provides payouts when pre-determined cumulative, run rate savings milestones are achieved and maintained for at least three consecutive months, as certified by the HRC. PRIP includes four savings milestones in the amounts of $100 million, $200 million, $300 million and $400 million. Payout under PRIP is further subject to the maintenance of a minimum EBITDA threshold per $100 million of cost savings to ensure that actual savings flow through to EBITDA.

The maximum payout any participant can receive based on achieving each of the four savings milestones is equal to two times the participant’s annual bonus target. Upon achievement (and maintenance) of each of (i) the first and second savings milestones ($100 million and $200 million, respectively) 33% of the annual bonus target is payable, and (ii) the third and fourth milestones ($300 million and $400 million, respectively) 67% of the annual bonus target is paid. Participants must be employed as of the day bonuses are paid in order to be eligible to receive payment.

The HRC approved that the first $100 million run rate savings milestone has been achieved, sustained for at least three months, and that the EBITDA governor has been achieved as well. Accordingly, on July 27, 2011, the HRC approved the payout for the first milestone, aggregating $7.75 million for all eligible employees, including our NEOs, who received the following amounts pursuant to the Plan and as approved by the HRC:Gary W. Loveman $1,000,000; Thomas M. Jenkin $300,000; John W. R. Payne $256,250; Jonathan S. Halkyard $155,000; and Mary H. Thomas $125,962. See “—Summary Compensation Table” for additional information.

The Senior Executive Incentive Plan, the Bonus Plan, the Cross Market Bonus Plan, the Customer Service Jackpot Plan, the Corporate Expense Jackpot Plan, the Revenue Growth Incentive Plan and the Project Renewal Incentive Plan are discretionary, including making no payments under the plans. As indicated above, the Cross Market Bonus Plan and the Corporate Expense Jackpot Plan are no longer in effect for 2012.

Equity Awards

Caesars Entertainment Corporation Management Equity Incentive Plan

In February 2008, the Board approved and adopted the 2008 Plan. The purpose of the 2008 Plan is to promote our long term financial interests and growth by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of our business; to motivate management personnel by means of growth-related incentives to achieve long range goals; and to further the alignment of interests of participants with those of our stockholders. Except for options awarded under a predecessor plan that were rolled over into the Company by Mr. Loveman, all awards under prior plans were exchanged in the Acquisition.

The 2008 Plan provides for the grant of awards that will vest based on continued service only (“time-based options”) and those that also require attainment of performance criteria (“performance-based options”). The performance-based options vest based on investment return to our stockholders following the Acquisition. Originally, one-half of the performance based options become eligible to vest upon the stockholders receiving cash proceeds equal to two times their amount invested in the Acquisition, (the “2X options”), and one-half of the performance-based options become eligible to vest upon the stockholders receiving cash proceeds equal to three times their amount invested, (the “3X options”).

The combination of time and performance based vesting of the options is designed to compensate executives for long term commitment to us, while motivating sustained increases in our financial performance and helping ensure the stockholders have received an appropriate return on their invested capital.

Amendments to 2008 Plan and Supplemental Grants

On February 23, 2010, the HRC adopted an amendment to the 2008 Plan. The amendment provided for an increase in the available number of shares of Common Stock for which options may be granted up to 7,955,573 shares.

The amendment also revised the vesting hurdles for performance-based options under the 2008 Plan. Previously, performance-based options vested upon a 2X return and upon a 3X return. The triggers were revised to 1.5X and 2.5X, respectively. In addition, a pro rata portion of the 2.5X options will vest if funds affiliated with the Sponsors achieve a return on their investment that is greater than 2.0X, but less than 2.5X. The pro rata portion will increase on a straight line basis from zero to a participant’s total number of 2.5X options depending upon the level of returns that funds affiliated with the Sponsors realize between 2.0X and 2.5X.

In addition, in March 2010, the HRC approved supplemental equity grants for all of the NEOs and certain other management in an effort to enhance the value of grants under the 2008 Plan. The supplemental grants contained solely time-vested options, vesting over 5 years; however, there is no vesting until after the 2nd anniversary from the grant date, and thereafter the options vest at 25% per year.

In March 2010, the HRC approved the following supplemental grants to the NEOs:

Executive	Number of Shares of Time Based Options	Number of Shares of Performance Based Options
Gary W. Loveman	797,833	—
Thomas M. Jenkin	141,411	—
John W. R. Payne	89,717	—
Jonathan S. Halkyard	92,921	—
Mary H. Thomas	30,803	—

2011 Amendments to 2008 Plan and Supplemental Grants

Stock Option Re-Pricing

In July 2011, the HRC approved amendments to the 2008 Plan and to outstanding stock options which were granted pursuant to the 2008 Plan.

As a result of the July 2011 amendments, 2.5X performance-based options were revised to 2.0X, and if the Sponsors and their co-investors realize a return of less than 2.0X but equal to or greater than 1.75X, a pro rata portion of such performance-based options will vest based on straight line interpolation.

In addition, the exercise price for all outstanding time-based options was reduced to $20.09 per share, with the reduced exercise price being phased in between a four to six year period, depending on grant date, as set forth in each individual award agreement. Prior to the phase in, any vested options may still be exercised at the original exercise price, subject to the terms of the 2008 Plan. The exercise price of outstanding 1.5X performance-based options was also reduced to $20.09 per share. The exercise price for the outstanding 2.5X, now 2.0X, performance options was not reduced to $20.09 per share.

The stock option re-pricing and the reduction of the vesting hurdles for performance-based options were intended to strengthen employee retention and provide our NEOs with equity based compensation in line with their peer group.

2011 Supplemental Grant

In 2011, we engaged Aon Hewitt to review equity compensation practices at a broad range of companies of similar size and geographic scope. This review indicated that realizable grant values to our senior executives over the period of 2008-2015 were expected to significantly lag behind our peers. In order to mitigate this difference and ensure employee retention, Management recommended to the HRC a supplemental option grant to a select group of employees, including the NEOs.

On November 29, 2011, the HRC approved an amendment to our Management Equity Incentive Plan providing for an increase in the number of shares of our Common Stock for which time-based options may be granted from 5,516,446 to 6,143,749, which in turn increased the number of shares under the Plan from 7,955,573 to 8,582,876.

In addition, in November 2011 the HRC approved supplemental equity grants for all of the NEOs and certain other key members of senior leadership. Except for the CEO, the supplemental grants contained solely time-vested options, vesting over 4 years; Mr. Loveman’s supplemental grant included time-vested options, vesting over 4 years, and performance-based options with a 1X vesting hurdle.

The size of the supplemental grants was intended to provide our NEOs with equity based compensation in line with their peer group. Specifically, for each NEO the supplemental grant was determined by using a participant’s then-current total option value and increasing the total to meet the 2008-2015 benchmark value developed by our human resources executives in conjunction with Aon Hewitt. In some cases, individual performance was also taken into account.

In November 2011, the HRC approved the following supplemental grants to the NEOs:

Executive	Number of Shares of Time Based Options	Number of Shares of Performance Based Options (1)
Gary W. Loveman	580,667	290,334
Thomas M. Jenkin	66,359	—
John W. R. Payne	68,635	—
Jonathan S. Halkyard	8,710	—
Mary H. Thomas	55,711	—

(1)	These performance options vest if TPG and Apollo Global Management, LLC and its affiliates achieve the return of capital invested in the Company at a $57.41 stock price.

Employment Agreements

We have entered into employment agreements with each of our NEOs. The HRC and the Board put these agreements in place in order to attract and retain the highest quality executives. At least annually, our compensation department reviews our termination and change in control arrangements against peer companies as part of its review of our overall compensation package for executives to ensure that it is competitive. The compensation department’s analysis is performed by reviewing each of our executives under several factors, including the individual’s role in the organization, the importance of the individual to the organization, the ability to replace the executive if he/she were to leave the organization, and the level of competitiveness in the marketplace to replace an executive while minimizing the affect to our on-going business. The compensation department presents its assessment to the HRC for feedback. The HRC reviews the information and determines if changes are necessary to the termination and severance packages of our executives.

Policy Concerning Tax Deductibility

The HRC’s policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to maximize tax deductibility. However, non-deductible compensation may be paid to executive officers when necessary for competitive reasons or to attract or retain a key executive, or where achieving maximum tax deductibility would be considered disadvantageous to our best interests. Our Senior Executive Incentive Plan is designed to comply with Section 162(m) of the Code so that annual bonuses paid under these plans, if any, will be eligible for deduction by us. See “—Senior Executive Incentive Plan.”

Stock Ownership Requirements

As a company that only recently listed its equity securities on NASDAQ, we do not have a policy regarding stock ownership.

Chief Executive Officer’s Compensation

The objectives of our Chief Executive Officer are approved annually by the HRC. These objectives are revisited each year. The objectives for 2011 were to:

•	achieve 2011 Plan revenue, cash flow margin and liquidity, and generally position the company to benefit from a rebound;

•	optimize capital structure;

•	establish a casino, online and non-gaming presence in Asia;

•	develop the company as the leader online for rake and “for fun” gaming;

•	stimulate Las Vegas growth and Atlantic City revitalization; and

•	develop, motivate and incent our employees.

The HRC’s assessment of the Chief Executive Officer’s performance is based on a subjective or objective review (as applicable) of performance against these objectives. Specific weights may be assigned to particular objectives at the discretion of the HRC, and those weightings, or more focused objectives, are communicated to the Chief Executive Officer at the time the goals are set forth. However, no specific weights were set against the Chief Executive Officer’s objectives in 2011.

As Chief Executive Officer, Mr. Loveman’s base salary was based on his performance, his responsibilities and the compensation levels for comparable positions in other companies in the hospitality, gaming, entertainment, restaurant and retail industries. Merit increases in his salary are a subjective determination by the HRC, which bases its decision upon his prior year’s performance versus his objectives as well as upon an analysis of competitive salaries. Although base salary increases are subjective, the HRC reviews Mr. Loveman’s base salary against peer groups, his roles and responsibilities within the company, his contribution to our success and his individual performance against his stated objective criteria.

The 162(m) Plan Committee used the Senior Executive Incentive Plan to determine the Chief Executive Officer’s bonus for 2011. Under this plan, bonus target is set as a percentage of EBITDA, as more fully described above. The 162(m) Plan Committee has discretion to reduce bonuses (as permitted by Section 162(m) of the Code), and it is the normal practice of the 162(m) Plan Committee to reduce the Chief Executive Officer’s bonus by reference to the achievement of performance goals and bonus formulas used under the Annual Management Bonus Plan. In February 2012, the 162(m) Plan Committee made the determination to award a bonus to the Chief Executive Officer for 2011 performance. See “—Summary Compensation Table.”

Mr. Loveman’s salary, bonus and equity awards differ from those of our other named executive officers in order to (a) keep Mr. Loveman’s compensation in line with Chief Executive Officers of other gaming, hotel and lodging companies, as well as other consumer oriented companies, (b) compensate him for the role as the leader and public face of our company and (c) compensate him for attracting and retaining our senior executive team.

Personal Benefits and Perquisites

During 2011, all of our NEOs received a financial counseling reimbursement benefit, and were eligible to participate in our deferred compensation plan, the Executive Supplemental Savings Plan II, or ESSP II, and our health and welfare benefit plans, including the Caesars Savings and Retirement Plan, or S&RP. In previous years, the NEOs also received matching amounts from us pursuant to the plan documents, which are the same percentages of salary for all employees eligible for these plans. However, in February 2009, Company matching was suspended for the S&RP and ESSP II. A modified matching program with a $600 annual cap was approved by the HRC in November 2011 and was reinstated for the S&RP exclusively in April 2012.

Additionally, we provided for Mr. Loveman’s personal use of company aircraft at certain times during 2011. Lodging and certain other expenses were incurred by Mr. Loveman for use during his Las Vegas-based residence. We also provided security for Mr. Loveman and his family. The decision to provide Mr. Loveman with the personal security benefit was prompted by the results of an analysis provided by an independent professional consulting firm specializing in executive safety and security. Based on these results, the HRC approved personal security services to Mr. Loveman and his family.

These perquisites are more fully described in “—Summary Compensation Table.”

Our use of perquisites as an element of compensation is limited. We do not view perquisites as a significant element of our comprehensive compensation structure, but we do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

Under our group life insurance program, senior executives, including the NEOs, are eligible for an employer provided life insurance benefit equal to three times their base annual salary, with a maximum benefit of $5.0 million. Mr. Loveman is provided with a life insurance benefit of $3.5 million under our group life insurance program and additional life insurance policies with a benefit of $2.5 million. In addition to group long term disability benefits, which are available to all benefits eligible employees, the Chief Executive Officer and all other NEOs are covered under a Company-paid individual long-term disability insurance policy paying an additional $5,000 monthly benefit and Mr. Loveman receives a supplemental short-term disability policy with a $10,000 monthly benefit.

Elements of Post-Employment Compensation and Benefits

Employment Arrangements

Chief Executive Officer. Mr. Loveman entered into an employment agreement on January 28, 2008 (as amended to date), which provides that Mr. Loveman will serve as Chief Executive Officer and President until January 28, 2013, and the agreement shall extend for additional one year terms thereafter unless terminated by us or Mr. Loveman at least 60 days prior to each anniversary thereafter. Additionally, pursuant to the agreement, Mr. Loveman received a grant of stock options pursuant to the 2008 Plan (described above). Mr. Loveman’s annual salary is $2,000,000, subject to annual merit reviews by the HRC. In February 2009, Mr. Loveman agreed to reduce his salary to $1,900,000 as part of a broader management reduction of salaries, and despite the retraction of the reduction of base salary for the other NEOs in July 2010, Mr. Loveman’s annual salary remains at $1,900,000.

Pursuant to his employment agreement, Mr. Loveman is entitled to participate in the annual incentive bonus compensation programs with a minimum target bonus of 1.5 times his annual salary. In addition, the agreement entitles Mr. Loveman to an individual long-term disability policy with a $180,000 annual maximum benefit and an individual long term disability excess policy with an additional $540,000 annual maximum benefit, subject to insurability.

Mr. Loveman is also entitled to life insurance with a death benefit of at least three times the greater of his base annual salary and $2,000,000. In addition, Mr. Loveman is entitled to financial counseling reimbursed by us, up to $50,000 per year. The agreement also requires Mr. Loveman, for security purposes, to use our aircraft, or other private aircraft, for himself and his family for business and personal travel. The agreement also provides that Mr. Loveman will be provided with accommodations while performing his duties in Las Vegas, and we will also pay Mr. Loveman a gross-up payment for any taxes incurred for such accommodations. Our Board can terminate the employment agreement with or without cause, and Mr. Loveman can resign, at any time.

If we terminate the agreement without Cause, or if Mr. Loveman resigns for Good Reason:

•	Mr. Loveman will be paid, in equal installments over a 24 month period, two times the greater of his base annual salary and $2,000,000 plus his target bonus;

•	Mr. Loveman will continue to have the right to participate in our benefit plans (other than bonus and long-term incentive plans) for a period of two years beginning on the date of termination; and

•	his pro-rated bonus (at target) for the year of termination.

“Cause” is defined under the agreement as:

•

the willful failure of Mr. Loveman to substantially perform his duties with us or to follow a lawful reasonable directive from our Board (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Mr. Loveman by our Board which specifically identifies the manner in which our Board believes that Mr. Loveman has willfully not substantially performed his duties or has willfully failed to follow a lawful reasonable directive and Mr. Loveman is given a reasonable opportunity (not to exceed thirty (30) days) to cure any such failure, if curable.

•

a) any willful act of fraud, or embezzlement or theft by Mr. Loveman, in each case, in connection with his duties under the employment agreement or in the course of his employment or (b) Mr. Loveman’s admission in any court, or conviction of, or plea of nolo contendere to, a felony that could reasonably be expected to result in damage to our business or reputation.

•

Mr. Loveman being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in Arizona, California, Colorado, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nevada, New Jersey, New York, or North Carolina.

•

Mr. Loveman’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to us, or (y) a final judicial order or determination prohibiting Mr. Loveman from service as an officer pursuant to the Exchange Act or the rules of the New York Stock Exchange.

“Good Reason” is defined under the agreement as: without Mr. Loveman’s express written consent, the occurrence of any of the following circumstances unless, in the case of the first, fourth, fifth, sixth and seventh bullet points below, such circumstances are fully corrected prior to the date of termination specified in the written notice given by Mr. Loveman notifying us of his resignation for Good Reason:

•

The assignment to Mr. Loveman of any duties materially inconsistent with his status as our Chief Executive Officer or a material adverse alteration in the nature or status of his responsibilities, duties or authority;

•	The requirement that Mr. Loveman report to anyone other than our Board;

•	The failure of Mr. Loveman to be elected/re-elected as a member of our Board;

•	A reduction by us in Mr. Loveman’s annual base salary of $2,000,000.00, as the same may be increased from time to time as approved by the HRC;

•

The relocation of our principal executive offices from Las Vegas, Nevada, to a location more than fifty (50) miles from such offices, or our requiring Mr. Loveman either: (i) to be based anywhere other than the location of our principal offices in Las Vegas (except for required travel on our business to an extent substantially consistent with Mr. Loveman’s present business travel obligations); or (ii) to relocate his primary residence from Boston to Las Vegas;

•

Our failure to pay to Mr. Loveman any material portion of his current compensation, except pursuant to a compensation deferral elected by Mr. Loveman, or to pay to Mr. Loveman any material portion of an installment of deferred compensation under any of our deferred compensation programs within thirty (30) days of the date such compensation is due;

•

Our failure to continue in effect compensation plans (and Mr. Loveman’s participation in such compensation plans) which provide benefits on an aggregate basis that are not materially less favorable, both in terms of the amount of benefits provided and the level of Mr. Loveman’s participation relative to other participants at Mr. Loveman’s grade level, to those in which Mr. Loveman is participating as of January 28, 2008;

•

Our failure to continue to provide Mr. Loveman with benefits substantially similar to those enjoyed by him under the Savings and Retirement Plan and the life insurance, medical, health and accident, and disability plans in which Mr. Loveman is participating as of January 28, 2008, the taking of any action by us which would directly or indirectly materially reduce any of such benefits or deprive Mr. Loveman of any material fringe benefit enjoyed by Mr. Loveman as of January 28, 2008, except as permitted by the employment agreement;

•	Delivery of a written Notice of our non-renewal of the employment agreement by us to Mr. Loveman; or

•	Our failure to obtain a satisfactory agreement from any successor to assume and agree to perform the employment agreement.

Mr. Loveman waived his right to terminate his employment agreement for Good Reason in connection with the 5% reduction of his base annual salary implemented in February 2009.

If we terminate the agreement for Cause or Mr. Loveman terminates without Good Reason, Mr. Loveman’s salary will end as of the termination date.

After his employment with us terminates for any reason, Mr. Loveman will be entitled to participate in our group health insurance plans applicable to corporate executives, including family coverage, for his lifetime. We will pay 80% of the premium on an after-tax basis for this coverage, and Mr. Loveman will incur imputed taxable income equal to the amount of our payment. When Mr. Loveman becomes eligible for Medicare coverage, our group health insurance plan will become secondary, and Mr. Loveman will be eligible for the same group health benefits as normally provided to our other retired management directors. He will incur imputed taxable income equal to the premium cost of this benefit.

If a change in control were to occur during the term of Mr. Loveman’s employment agreement, and his employment was terminated involuntarily or he resigned for Good Reason within two years after the change in control, or if his employment was involuntarily terminated within six months before the change in control by reason of the request of the buyer, Mr. Loveman would be entitled to receive the benefits described above under termination without cause by us or by Mr. Loveman for good reason, except that (a) the multiplier would be three times (in lieu of two times) and (b) the payment would be in a lump sum (as opposed to over a 24 month period). In addition, if the payments are subject to a federal excise tax, or Excise Tax, imposed on Mr. Loveman, the employment agreement requires us to pay Mr. Loveman an additional amount, or the Gross-Up Payment, so that the net amount retained by Mr. Loveman after deduction of any Excise Tax on the change in control payments and all Excise Taxes and other taxes on the Gross-Up Payment, will equal the initial change in control payment, less normal taxes.

The agreement provides that Mr. Loveman will not compete with us or solicit employees to leave us above a certain grade level for a period of two years after termination of his active full time employment (which for this purpose does not include the salary continuation period).

Named Executive Officer Employment Arrangements

We also have employment agreements with our other NEOs and members of our senior management team, which provide for a base salary, subject to merit increases as the HRC may approve. We entered into employment agreements on February 28, 2008 with Jonathan S. Halkyard, Thomas M. Jenkin, John W. R. Payne and Mary H. Thomas. The agreements of Messrs. Jenkin, Halkyard, and Payne were renewed on January 4, 2012 and expire on January 4, 2016; the agreement with Ms. Thomas was renewed on January 31, 2011 and expires January 31, 2015. Below is a description of the material terms and conditions of these employment agreements.

The agreement with each of Messrs. Halkyard, Jenkin and Payne is for a term of four years beginning on January 4, 2012 and is automatically renewed for successive one year terms unless either we or the executive delivers a written notice of nonrenewal at least six (6) months prior to the end of the term. The agreement with Ms. Thomas is for a term of four years beginning January 31, 2011 and is automatically renewed for successive one year terms unless either we or the executive delivers a written notice of nonrenewal at least 60 days prior to the end of the term.

Pursuant to the employment agreements, the executives will receive base salaries as follows: Mr. Halkyard, $700,000; Mr. Jenkin, $1,200,000; Mr. Payne, $1,125,000 and Ms. Thomas $525,000. In addition to her salary, Ms. Thomas is eligible to receive a retention bonus if the terms of the bonus provision specified in her employment agreement are met and she is employed in her current position on the specified payment dates. Ms. Thomas received a retention payment of $100,000 on February 15, 2011, and she is eligible to receive a bonus of $100,000 on February 15, 2012 and a bonus of $75,000 on February 15, 2013.

In February 2009, Messrs. Halkyard, Jenkin, and Payne agreed to reduce their respective base salaries by 5% as part of a broader management reduction of salaries. In August 2009, Mr. Halkyard was given a market based salary increase to $700,000 and took a 5% reduction of that salary to $665,000. In January 2010, Mr. Payne was given a market based salary increase to $1,025,000 and took a 5% reduction of that salary to

$973,750. The 5% salary reductions were reinstated for each of the executives discussed above in July 2010. In July 2011, the HRC approved a salary increase for Mr. Payne from $1,025,000 to $1,125,000.

The HRC will review base salaries on an annual basis with a view towards merit increases (but not decreases) in such salary. In addition, each executive will participate in our annual incentive bonus program applicable to the executive’s position and shall have the opportunity to earn an annual bonus based on the achievement of performance objectives.

Each NEO will be entitled to participate in benefits and perquisites at least as favorable to the executive as such benefits and perquisites currently available to the executives, group health insurance, long term disability benefits, life insurance, financial counseling, vacation, reimbursement of expenses, director and officer insurance and the ability to participate in our 401(k) plan. If (a) the executive attains age fifty (50) and, when added to his or her number of years of continuous service with us, including any period of salary continuation, the sum of his or her age and years of service equals or exceeds sixty-five (65), and at any time after the occurrence of both such events executive’s employment is terminated and his or her employment then terminates either (1) without cause or (2) due to non-renewal of the agreement, or (b) the executive attains age fifty-five (55) and, when added to his or her number of years of continuous service with us, including any period of salary continuation, the sum of his or her age and years of service equals or exceeds sixty-five (65) and the executive’s employment is terminated other than for cause, he or she will be entitled to lifetime coverage under our group health insurance plan. The executive will be required to pay 20% of the premium for this coverage and we will pay the remaining premium, which will be imputed taxable income to the executive. This insurance coverage terminates if the executive competes with us.

Upon a termination without cause (as defined in the employment agreement and set forth below), a resignation by the executive for good reason (as defined in the employment agreement and set forth below) or upon our delivery of a non-renewal notice, the executive shall be entitled to his or her accrued but unused vacation, unreimbursed business expenses and base salary earned but not paid through the date of termination. In addition, the executive will receive a cash severance payment equal to 1.5 times his or her base salary payable in equal installments during the 18 months following such termination and pro-rated bonus for the year in which the termination occurs based on certain conditions. In the event that the executive’s employment is terminated by reason of his or her disability, he or she will be entitled to apply for our long term disability benefits, and, if he or she is accepted for such benefits, he or she will receive 18 months of base salary continuation offset by any long term disability benefits to which he or she is entitled during such period of salary continuation. Furthermore, during the time that the executive receives his or her base salary during the period of salary continuation, he or she will be entitled to all benefits. Payment of any severance benefits is contingent upon the execution of a general release in favor of us and our affiliates.

“Cause” under the employment agreements is defined as:

•

the willful failure of executive to substantially perform executive’s duties with us or to follow a lawful, reasonable directive from our Board or the Chief Executive Officer (the “CEO”) or such other executive officer to whom executive reports (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to executive by our Board (or the CEO, as applicable) which specifically identifies the manner in which our Board (or the CEO, as applicable) believes that executive has willfully not substantially performed executive’s duties or has willfully failed to follow a lawful, reasonable directive;

•

any willful act of fraud, or embezzlement or theft, by executive, in each case, in connection with executive’s duties hereunder or in the course of executive’s employment hereunder or (B) executive’s admission in any court, or conviction of, or plea of nolo contendere to, a felony;

•	executive being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in any jurisdiction in which we conduct gaming operations;

•

executive’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to us, or (B) a final judicial order or determination prohibiting executive from service as an officer pursuant to the Securities and Exchange Act of 1934 or the rules of the NYSE; or

•	a willful breach by the executive of non competition provisions or confidentiality provisions of the agreement.

For purposes of definition, no act or failure to act on the part of executive, shall be considered “willful” unless it is done, or omitted to be done, by executive in bad faith and without reasonable belief that executive’s action or omission was in our best interests. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by our Board or based upon the advice of our counsel shall be conclusively presumed to be done, or omitted to be done, by executive in good faith and in our best interests of our Company. The cessation of employment of the executive shall not be deemed to be for Cause unless and until executive has been provided with written notice of the claim(s) against him or her under the above provision(s) and a reasonable opportunity (not to exceed thirty (30) days) to cure, if possible, and to contest said claim(s) before our Board.

“Good Reason” under the employment agreements is defined as:

The occurrence, without executive’s express written consent, of any of the following circumstances unless such circumstances are fully corrected prior to the date of termination specified in the written notice given by executive notifying us of his or her intention to terminate his or her Employment for Good Reason:

•	A reduction by us in executive’s annual base salary, other than a reduction in base salary that applies to a similarly situated class of our employees or our affiliates;

•

Any material diminution in the duties or responsibilities of executive as of the date of the employment agreement; provided that a change in control of the company that results in our becoming part of a larger organization will not, in and of itself and unaccompanied by any material diminution in the duties or responsibilities of the executive, constitute Good Reason;

•

Our failure to pay or provide to the executive any material portion of his or her then current Base Salary or then current benefits under the employment agreement (except pursuant to a compensation deferral elected by the executive) or (ii) the failure to pay executive any material portion of deferred compensation under any of our deferred compensation programs within thirty (30) days of the date such compensation is due and permitted to be paid under Section 409A of the Code, in each case other than any such failure that results from a modification to any compensation arrangement or benefit plan that is generally applicable to similarly situated officers;

•

Our requiring executive to be based anywhere other than Atlantic City, New Orleans or Las Vegas, depending on the NEO (except for required travel on company business to an extent substantially consistent with the executive’s present business travel obligations); or

•	Our failure to obtain a satisfactory agreement from any successor to assume and agree to perform the employment agreement.

The executives each have covenants to not compete, not to solicit and not to engage in communication in a manner that is detrimental to the business. The executive’s “non-compete period” varies based on the type of termination that the executive has. If the executive has a voluntary termination of employment with us without Good Reason, the non-compete period is six months. If we have terminated the executive’s employment without cause, or the executive has terminated for Good Reason, we have delivered a notice of non-renewal to the executive or if the executive’s employment terminates by reason of disability, the non-compete period is for 18 months. If the executive’s employment is terminated for cause, the non-compete period is for six months. The non-solicitation and non-communication periods last for 18 months following termination. A breach of the non-compete covenant will cause our obligations under the agreement to terminate. In addition, the executives each have confidentiality obligations.

Deferred Compensation Plans

We have one deferred compensation plan, the Executive Supplemental Savings Plan II, or ESSP II, currently active, although there are five other plans that contain deferred compensation assets: Harrah’s Executive Deferred Compensation Plan, or EDCP, the Harrah’s Executive Supplemental Savings Plan, or ESSP, Harrah’s Deferred Compensation Plan, or DCP, the Restated Park Place Entertainment Corporation Executive Deferred Compensation Plan, and the Caesars World, Inc. Executive Security Plan.

Further deferrals into the EDCP were terminated in 2001 when the HRC approved the ESSP, which permitted certain key employees, including executive officers, to make deferrals of specified percentages of salary and bonus. No deferrals were allowed after December 2004 into ESSP, and we approved the ESSP II, which complies with the American Jobs Creation Act of 2004 and allowed deferrals starting in 2005. ESSP II, similar to ESSP, allows participants to choose from a selection of varied investment alternatives and the results of these investments will be reflected in their deferral accounts. To assure payment of these deferrals, a trust fund was established similar to the escrow fund for the EDCP. The trust fund is funded to match the various types of investments selected by participants for their deferrals.

ESSP and ESSP II do not provide a fixed interest rate, as the EDCP and DCP do, and therefore the market risk of plan investments is borne by participants rather than us. To encourage EDCP participants to transfer their account balances to the ESSP thereby reducing our market risk, we approved a program in 2001 that provided incentives to a limited number of participants to transfer their EDCP account balances to the ESSP. Under this program, a currently employed EDCP participant who was five or more years away from becoming vested in the EDCP retirement rate, including any executive officers who were in this group, received an enhancement in his or her account balance if the participant elected to transfer the account balance to the ESSP. The initial enhancement was the greater of (a) twice the difference between the participant’s termination account balance and retirement account balance, (b) 40% of the termination account balance, not to exceed $100,000, or (c) four times the termination account balance not to exceed $10,000. Upon achieving eligibility for the EDCP retirement rate (age 55 and 10 years of service), the participant electing this program will receive an additional enhancement equal to 50% of the initial enhancement. Pursuant to the ESSP, the additional enhancement vested upon the closing of the Acquisition. Mr. Loveman elected to participate in this enhancement program, and therefore no longer has an account in the EDCP.

Mr. Jenkin maintained a balance in the EDCP during 2011. Under the EDCP, the executive earns the retirement rate under the EDCP if he attains (1) specified age and service requirements (55 years of age plus 10 years of service or 60 years of age) or (2) attains specified age and service requirements (is at least 50 years old, and when added to years of service, equals 65 or greater) and if his employment is terminated without cause pursuant to his employment agreement. The executive receives service credit under the EDCP for any salary continuation and non-compete period. Additionally, if an executive is “separated from service” within 24 months of the Acquisition, the executive earns the retirement rate under the EDCP. Mr. Jenkin has met the requirements to earn the retirement rate.

While further deferrals into the EDCP were terminated, and while most EDCP participants transferred their EDCP account balance to the ESSP, amounts deferred pursuant to the EDCP prior to its termination and not transferred to the ESSP remain subject to the terms and conditions of the EDCP and will continue to earn interest as described above.

Under the deferred compensation plans, the Acquisition required that the trust and escrow fund be fully funded.

COMPENSATION TABLES

Summary Compensation Table

The Summary Compensation Table below sets forth certain compensation information concerning the Company’s Chief Executive Officer, Chief Financial Officer, and our three additional most highly compensated executive officers during 2011.

(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus (2) ($)	(e) Stock Awards (1) ($)	(f) Option Awards (1) ($)	(g) Non-Equity Incentive Plan Compensation (3) ($)	(h) Change in Pension Value and Nonqualified- Deferred Compensation Earnings (4)($)	(i) All Other Compensation (5) ($)	(j) Total ($)
Gary W. Loveman, President and Chief Executive Officer	2011 2010 2009	1,900,000 1,900,000 1,919,231	— — —	— — —	13,428,357 12,398,006 —	3,900,000 2,700,000 3,000,000	— — —	1,174,840 1,268,906 1,047,079	20,403,197 18,266,912 5,966,310

Jonathan S. Halkyard, Executive Vice President, Chief Financial Officer(6)	2011 2010 2009	700,000 675,365 605,731	— — —	— — —	663,900 1,443,941 —	555,000 336,000 349,867	— — —	24,403 18,534 25,610	1,943,303 2,473,840 981,208

Thomas M. Jenkin, President of Operations	2011 2010 2009	1,200,000 1,157,769 1,151,538	— — —	— — —	1,487,311 2,197,461 —	1,350,000 500,000 767,289	54,118 17,147 116,834	32,046 35,898 33,188	4,123,475 3,908,275 2,068,849

John W. R. Payne, President of Enterprise Shared Services	2011 2010 2009	1,063,077 985,274 887,645	— — —	— — —	1,267,120 1,394,159 —	953,056 825,000 904,574	— — —	36,086 34,356 22,781	3,319,339 3,238,789 1,815,000

Mary H. Thomas, Executive Vice President, Human Resources	2011 2010 2009	509,615 385,923 377,692	100,000 — —	— — —	756,992 478,652 88,504	539,062 235,000 265,718	— — —	15,826 16,972 21,990	1,921,495 1,116,547 753,904

(1)	Amounts in this column reflect the grant date fair value of stock awards and option awards granted during the applicable year and was determined as required by Accounting Standards Codification, or ASC, Topic 718, (formerly, Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R))). See Note 18 “Employee Benefit Plans” to our audited consolidated financial statements included elsewhere in this Form 10-K for details on assumptions used in the valuations for 2011, 2010 and 2009.

Performance-based awards are valued using a Monte Carlo simulation option pricing model. This model approach provides a probable outcome fair value for these types of awards. The estimated maximum potential values for the performance awards, and the related total Option Award fair values for the 2011 awards, respectively, were $3,018,339 and $9,055,000 for Mr. Loveman. The estimated maximum potential values for the performance awards, and the related total Option Award fair values for the 2009 awards, respectively, were $33,906 and $90,386 for Ms. Thomas.

In July 2011, the HRC approved amendments to outstanding stock options reducing the price of outstanding time-based options to $20.09, with the reduced exercise price being phased in between a four to six year period, depending on the grant date. The exercise price of outstanding 1.5X performance-based options was also reduced to $20.09 per share. Included in the figures in this column is the incremental fair value, computed as of the date of the above amendments in accordance with FASB ASC Topic 718 with respect to such amended stock options. See “—Executive Compensation-Compensation Discussion & Analysis-Elements of Compensation-Stock Option Re-Pricing” for additional information.

(2)	Reflects a special, retention-oriented bonus awarded in February 2011.
(3)	In 2011, Messrs. Loveman, Halkyard, Jenkin, and Payne and Ms. Thomas received bonuses related to the Project Renewal Incentive Plan in the amounts of $1,000,000, $155,000, $300,000, $256,250, and $125,962, respectively. Messrs. Jenkin and Payne received 2011 bonus pursuant to the Annual Management Bonus Plan in the amounts of $1,050,000 and $696,806, respectively. Messrs. Loveman and Halkyard and Ms. Thomas received 2011 bonuses pursuant to the Senior Executive Incentive Plan in the amounts of $2,900,000, $400,000, and $413,100, respectively. Amounts paid in both 2010 and 2009 were paid pursuant to the Annual Management Bonus Plan for Messrs. Jenkin and Payne, and the Senior Executive Incentive Plan for Messrs. Loveman and Halkyard, and Ms. Thomas.
(4)

Includes above-market earnings on the balance Mr. Jenkin maintain in the EDCP. Mr. Jenkin has met the requirements to earn the retirement rate of interest. In October 1995, the HRC approved a fixed retirement rate of 15.5% for all account balances under the EDCP as of December 31, 1995 (subject to plan minimum rates contained in the EDCP). The interest rates on post-1995 deferrals continue to be approved each year by the HRC. The retirement rate on post 1995 deferrals during 2011 was the EDCP’s minimum retirement rate of 7.64%.
(5)	All Other Compensation includes the amounts in the following table:

Name	Year	Executive Security($)	Allocated amount for aircraft usage ($)	Allocated amount for company lodging ($)	Tax Reimbursements ($)
Gary W. Loveman	2011	236,443	539,005	126,710	137,616
	2010	412,890	464,630	133,607	120,681
	2009	394,529	330,618	126,393	58,799

Jonathan S. Halkyard	2011	—	—	—	—
	2010	—	—	—	—
	2009	—	—	—	—

Thomas M. Jenkin	2011	—	—	—	—
	2010	—	—	—	—
	2009	—	—	—	—

John W. R. Payne	2011	—	—	—	—
	2010	—	—	—	—
	2009	—	—	—	—

Mary H. Thomas	2011	—	—	—	—
	2010	—	—	—	—
	2009	—	—	—	—

(6)	Mr. Halkyard resigned from his position as Executive Vice President and Chief Financial Officer on May 30, 2012.

Perquisites consist of executive security, personal aircraft usage, company lodging, pension matching contributions, life and disability insurance, financial planning, and tax reimbursements. Perquisites are detailed in the above table only to the extent that the amount of any individual item exceeds the greater of $25,000 or 10% of the executive’s total perquisites.

Mr. Loveman is required to have executive security protection. See “Compensation Discussion & Analysis—Personal Benefits and Perquisites” for additional information.

The amount allocated to Mr. Loveman for personal and/or commuting aircraft usage is calculated based on the incremental cost to us of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs, and other miscellaneous variable costs. Since our aircrafts are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, depreciation of the purchase costs of our aircraft, fractional ownership commitment fees, and the cost of maintenance not specifically related to trips. For security reasons, Mr. Loveman is required to use our aircraft for personal and business travel.

The amount allocated to Mr. Loveman for company lodging while in Las Vegas and the associated taxes are based on respective taxable earnings for such lodging. In addition to tax reimbursements for lodging, Mr. Loveman also receives tax reimbursements for the premiums paid for his life and disability insurance. In 2011, 2010 and 2009, Mr. Loveman received tax reimbursements related to lodging of $90,817, $95,762, and $58,799, respectively. Tax reimbursements for Mr. Loveman’s life and disability insurance premiums were $46,799, $24,919, and zero, for 2011, 2010 and 2009, respectively.

We do not provide a fixed benefit pension plan for our executives but maintain a deferred compensation plan, the Executive Supplemental Savings Plan II, or the ESSP II, under which the executives may defer a portion of their compensation. The ESSP II is a variable investment plan that allows the executives to direct their investments by choosing among several investment alternatives.

Discussion of Summary Compensation Table

Each of our named executive officers has entered into employment agreements with us that relate to the benefits that the named executive officers receive upon termination. See “—Executive Compensation—Compensation Discussion and Analysis—Elements of Post Employment Compensation and Benefits-Employment Arrangements” for additional information.

Grants of Plan-Based Awards

The following table gives information regarding potential incentive compensation for 2011 to our executive officers named in the Summary Compensation Table. Non-Equity Incentive Plan Awards approved for 2011 and 2010 are included in the “Non Equity Incentive Plan Compensation” column in the Summary Compensation Table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Share Value on Grant Date ($/Sh)	Grant Date Fair Value of Option Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary W. Loveman	n/a		—	2,850,000	7,125,000	—	—	—	—	—	—	—
	11/29/2011		—	—	—	—	—	290,334	580,667	20.09	20.09	7,878,331
	7/8/2011	(2)	—	—	—	—	—	478,375	1,610,875	20.09	20.09	5,550,026	(3)

Jonathan S. Halkyard	n/a		—	420,000	1,260,000	—	—	—	—	—	—	—
	11/29/2011		—	—	—	—	—	—	8,710	20.09	20.09	90,550
	7/8/2011	(2)	—	—	—	—	—	26,730	182,020	20.09	20.09	573,350	(3)

Thomas M. Jenkin	n/a		—	900,000	2,700,000	—	—	—	—	—	—	—
	11/29/2011		—	—	—	—	—	—	66,359	20.09	20.09	689,864
	7/8/2011	(2)	—	—	—	—	—	35,947	261,235	20.09	20.09	797,447	(3)

John W. R. Payne	n/a		—	843,750	2,531,250	—	—	—	—	—	—	—
	11/29/2011		—	—	—	—	—	—	68,635	20.09	20.09	713,534
	7/8/2011	(2)	—	—	—	—	—	25,808	175,744	20.09	20.09	553,586	(3)

Mary H. Thomas	n/a		—	393,750	1,181,250	—	—	—	—	—	—	—
	11/29/2011		—	—	—	—	—	—	55,711	20.09	20.09	579,176
	7/8/2011	(2)	—	—	—	—	—	8,998	60,792	20.09	20.09	177,816	(3)

(1)	Represents potential threshold, target, and maximum incentive compensation for 2011.
(2)	In July 2011, the HRC approved amendments to outstanding stock options reducing the price of outstanding time-based options to $20.09, with the reduced exercise price being phased in between a four to six year period, depending on the grant date. The exercise price of outstanding 1.5X performance-based options was also reduced to $20.09 per share. See “—Executive Compensation—Compensation Discussion & Analysis—Elements of Compensation-Stock Option Re—Pricing” for additional information.
(3)	The figure in this column represents, with respect to the amended stock options, the incremental fair value, computed as of the date of the option amendments in accordance with FASB ASC Topic 718.

Discussion of Grants of Plan Based Awards Table

In February 2008, the Board approved and adopted the 2008 Plan. The purpose of the 2008 Plan is to promote our long-term financial interests and growth by attracting and retaining management and other personnel and key service providers with the training, experience, and ability to enable them to make a substantial contribution to the success of our business; to motivate management personnel by means of growth-related incentives to achieve long-range goals; and to further the alignment of interests of participants with those of our stockholders. Grants to each of our named executive officers under this plan are listed above. For a more detailed discussion of how equity grants are determined, see “—Executive Compensation—Compensation Discussion & Analysis—Elements of Compensation—Equity Awards.”

On January 27, 2008, we entered into a stock option rollover agreement with Mr. Loveman that provides for the conversion of options to purchase our shares prior to the Acquisition into options to purchase our shares following the Acquisition with such conversion preserving the intrinsic “spread value” of the converted option. The rollover option is immediately exercisable with respect to 231,918 shares of our Common Stock at an exercise price of $14.35 per share. The rollover option expired on June 17, 2012. On April 16, 2012, the HRC approved the award of an option to purchase of 231,918 shares of Common Stock (the “Rollover Option Grant”) pursuant to the 2012 Plan to replace the option to purchase Common Stock under the rollover agreement. Pursuant to the terms of the 2012 Plan, the exercise price of the Rollover Option Grant is $14.35, which is greater than the closing price of $13.83 per share of the Common Stock on Nasdaq on April 16, 2012. The Rollover Option Grant is fully vested, and has an expiration date of April 16, 2022. In addition, Mr. Loveman and the Company agreed to terminate the rollover agreement as of April 16, 2012. The HRC determined to award Mr. Loveman the Rollover Option Grant in order to allow him more time to realize the value of the options under the rollover agreement.

Outstanding Equity Awards at Fiscal Year-End

In February 2008, the Board approved and adopted the 2008 Plan. Grants to each of our named executive officers under the 2008 Plan are listed below, as of December 31, 2011. See “—Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Equity Awards” for more information.

	Options
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Options Exercise Price ($)	Options Expiration Date
Gary W. Loveman	231,918	(7)	—		—		14.35	6/17/2012
	325,218		325,216	(1)	478,375	(2)	57.41	2/27/2018
	162,609	(5)	—		478,375	(2)	20.09	2/27/2018
	—		683,857	(3)	—		32.19	3/1/2020
	—		113,976	(3)	—		20.09	3/1/2020
	—		580,667	(4)	290,334	(6)	20.09	11/29/2021

Jonathan S. Halkyard	35,640		35,640	(1)	26,730	(2)	57.41	2/27/2018
	17,819	(5)	—		26,730	(2)	20.09	2/27/2018
	—		79,646	(3)	—		32.19	3/1/2020
	—		13,275	(3)	—		20.09	3/1/2020
	—		8,710	(4)	—		20.09	11/29/2021

Thomas M. Jenkin	47,930		47,930	(1)	35,947	(2)	57.41	2/27/2018
	23,965	(5)	—		35,947	(2)	20.09	2/27/2018
	—		121,209	(3)	—		32.19	3/1/2020
	—		20,202	(3)	—		20.09	3/1/2020
	—		66,359	(4)	—		20.09	11/29/2021

John W. R. Payne	34,412		34,410	(1)	25,808	(2)	57.41	2/27/2018
	17,206	(5)	—		25,808	(2)	20.09	2/27/2018
	—		76,901	(3)	—		32.19	3/1/2020
	—		12,816	(3)	—		20.09	3/1/2020
	—		68,635	(4)	—		20.09	11/29/2021

Mary H. Thomas	9,832		9,832	(1)	7,374	(2)	57.41	2/27/2018
	4,916	(5)	—		7,374	(2)	20.09	2/27/2018
	1,262		3,246		1,624	(2)	29.73	2/24/2019
	903	(5)	—		1,624	(2)	20.09	2/24/2019
	—		26,402	(3)	—		32.19	3/1/2020
	—		4,401	(3)	—		20.09	3/1/2020
	—		55,711	(4)	—		20.09	11/29/2021

(1)	One-half of unvested options vest on January 28, 2012 and 2013, respectively.
(2)	Performance options vest if the return on investment in Caesars of the Sponsors and co-investors achieves a specified return. Specifically, 50% of the performance-based options vest upon a 1.5X return and 2X return, respectively. In addition, a pro rata portion of the 2X options vest if the Sponsors and co-investors achieve a return on their investment that is greater than 1.75X, but less than 2X. The pro rata portion increases on a straight-line basis from zero to a participant’s total number of 2X options depending upon the level of return the Sponsors and co-investors realize between 1.75X and 2X. In July 2011, the HRC approved an amendment to all outstanding option grants reducing the strike price of all outstanding 1.5X performance-based options to $20.09. The strike prices of 2X options were not changed from their original issue price.
(3)	One-fourth of unvested options vest on March 1, 2012, 2013, 2014, and 2015, respectively.
(4)	One-fourth of unvested options vest on September 30, 2012, 2013, 2014, and 2015, respectively.
(5)	In July 2011, the HRC approved amendments to the outstanding stock options, which reduced the exercise price for all outstanding, time-based options to $20.09 per share. The reduced exercise price is phased in over a four to six-year period, depending on grant date, as set forth in each individual award agreement. Prior to the phase-in, any vested options may still be exercised at the original exercise price, subject to the terms of the 2008 Plan.
(6)	These performance options vest if the Sponsors and their respective affiliates achieve the return of capital invested in Caesars at a $57.41 stock price.
(7)	Represent the rollover options held by Mr. Loveman as of December 31, 2011, which were subsequently cancelled and replaced with 231,918 options to purchase shares of Common Stock at an exercise price of $14.35 per share. See “—Discussion of Grants of Plan Based Awards Table” above for more information.

Option Exercises and Stock Vested

The following table gives certain information concerning stock option and stock award exercises and vesting during 2011. No options were exercised during 2011.

Name	Option Awards Number of Shares Vesting (#)	Stock Awards Number of Shares Vesting (#)	Value Realized on Exercise ($)
Gary W. Loveman	162,609	—	—
Jonathan S. Halkyard	17,819	—	—
Thomas M. Jenkin	23,965	—	—
John W. R. Payne	17,206	—	—
Mary H. Thomas	5,998	—	—

For discussion of how equity grants are determined, see “—Executive Compensation—Compensation Discussion & Analysis—Elements of Compensation—Equity Awards.”

Nonqualified Deferred Compensation

Name	Executive Contributions in 2011 ($) (1)	Company’s Contributions in 2011 ($) (1)	Aggregate Earnings in 2011 ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance in 2011 ($) (2)
Gary W. Loveman	—	—	(712)	—	50,445
Jonathan S. Halkyard	303,000	—	(45,091)	—	1,228,244
Thomas M. Jenkin	—	—	599,885	—	5,546,935
John W. R. Payne	—	—	(389)	—	12,570
Mary H. Thomas	107,731	—	(18,213)	—	567,208

(1)	The following deferred compensation contribution and earnings amounts were reported in the 2011 Summary Compensation Table.

Name	Contributions in 2011 ($)	Above Market Earnings in 2011 ($)
Gary W. Loveman	—	—
Jonathan S. Halkyard	303,000	—
Thomas M. Jenkin	—	54,118
John W. R. Payne	—	—
Mary H. Thomas	107,731	—

All other earnings were at market rates from deferred compensation investments directed by the executives.

(2)	The following deferred compensation contribution and earnings amounts were reported in the Summary Compensation Table in previous years.

Name	Prior Years Contributions and Above Market Earnings Amounts ($)
Gary W. Loveman	12,484,249
Jonathan S. Halkyard	932,551
Thomas M. Jenkin	1,008,092
John W. R. Payne	801,986
Mary H. Thomas	107,731

Discussion of Nonqualified Deferred Compensation Table

We do not provide a fixed benefit pension plan for our executives but maintain deferred compensation plans (collectively, DCP) and an ESSP II. During 2011, certain key employees, including executive officers, could defer a portion of their salary and bonus into the ESSP II. The ESSP II is a variable investment plan that allows the executives to direct their investments by choosing among several investment alternatives. The contributions of the executives and the company into the ESSP II during 2011 are reflected in the above table. The earnings of the executives in 2011 on current and prior year deferrals are also reflected in the above table.

The ESSP II replaced our Executive Supplemental Savings Plan, or ESSP, for future deferrals beginning on January 1, 2005. No deferrals were allowed after December 2004 into ESSP. We approved the ESSP II, which complies with the American Jobs Creation Act of 2004 and allowed deferrals starting in 2005. Messrs. Jenkin, Halkyard and Payne and Ms. Thomas maintain a balance in the ESSP II, and Mr. Halkyard maintains a balance in the ESSP. Earnings for 2011 are included in the above table.

Mr. Jenkin currently maintains, a balance in the Executive Deferred Compensation Plan, or the EDCP. Under the EDCP, the executive earns the retirement rate under the EDCP if he attains (a) specified age and service requirements (55 years of age plus 10 years of service or 60 years of age) or (b) attains specified age and service requirements (is at least 50 years old, and when added to years of service, equals 65 or greater) and if his employment is terminated without cause pursuant to his employment agreement. The executive receives service credit under the EDCP for any salary continuation and non-compete period. Additionally, if an executive is “separated from service” within 24 months of the Acquisition, the executive earns the retirement rate under the EDCP. Mr. Jenkin has met the requirements under the EDCP to earn the retirement rate. Deferrals into the EDCP were terminated in 2001. The HRC approves the EDCP retirement rate (which cannot be lower than a specified formula rate) annually. In October 1995, the HRC approved a fixed retirement rate of 15.5% for all account balances under the EDCP as of December 31, 1995 (subject to plan minimum rates contained in the EDCP). The interest rates on post-1995 deferrals continue to be approved each year by the HRC. The retirement rate on post-1995 deferrals during 2011 was the Plan’s minimum retirement rate of 7.64%. Mr. Jenkin’s earnings in 2011 under the EDCP are included in the above table.

The table below shows the investment funds available under the ESSP and the ESSP II and the annual rate of return for each fund for the year ended December 31, 2011:

Name of Fund	2011 Rate of Return
500 Index Trust B	1.86%
Aggressive Growth Lifecycle	(5.10)%
American Growth Trust	(4.63)%
American International Trust	(14.34)%
M International Equity	(13.56)%
Conservative Lifecycle	2.72%
Equity-Income Trust	(0.76)%
Growth Lifecycle	(2.57)%
Inflation Managed	11.85%
Managed Bond	3.84%
Mid Cap Stock Trust	(9.16)%
Mid Value Trust	(4.80)%
Moderate Lifecycle	0.15%
Money Market Trust B	0.08%
Real Estate Securities Trust	6.12%
Small Cap Growth Trust	(6.79)%
Small Cap Value Trust	1.15%
Small Cap Index	(4.51)%
International Equity Index	(13.99)%

Pursuant to the terms of the DCP and ESSP II, any unvested amounts of the participants in the plans became fully vested upon the Acquisition.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with the named executive officers that require us to make payments and provide various benefits to the executives in the event of the executive’s termination or a Change in Control. The terms of the agreements are described above under “—Executive Compensation—Compensation Discussion and Analysis—Elements of Post-Employment Compensation and Benefits—Employment Arrangements.” The estimated value of the payments and benefits due to the executives pursuant to their agreements under various termination events are detailed below.

The following tables show the estimated amount of potential cash severance payable to each of the named executive officers, as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2011.

For each of the NEOs, we have assumed that their employment was terminated on December 31, 2011, and the market value of their unvested equity awards was $20.09 per share, which was the fair market value of our stock (as determined by the HRC) as of December 31, 2011. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an NEOs termination of employment.

Gary W. Loveman	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($) (1)	Disability ($) (2)	Death ($)
Compensation:
Base Salary	—	—	9,700,000	—	14,550,000	4,000,000	—
Short Term Incentive	—	—	2,850,000	—	2,850,000	—	—
Benefits and Perquisites:
Post-retirement Health Care (3)	315,100	315,100	315,100	315,100	315,100	315,100	—
Medical Benefits	—	—	—	—	—	—	17,161
Life & Accident Insurance and Benefits (4)	—	—	22,520	—	22,520	22,520	6,000,000
Disability Insurance and Benefits (5)	—	—	—	—	—	80,000 per mo.	—

Totals	315,100	315,100	12,887,620	315,100	17,737,620	4,337,620 and 80,000 per mo.	6,017,161

(1)	Amounts do not include amount of any gross up payment for excise taxes under Section 4999 of the Code.
(2)	Base salary payments will be offset by disability payments.
(3)	Reflects the estimated present value of all future premiums under our health plans.
(4)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(5)	Reflects the estimated amount of proceeds payable to the executive in the event of the executive’s disability.

Jonathan S. Halkyard	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($) (1)	Death ($)
Compensation:
Base Salary	—	—	1,050,000	—	1,050,000	1,050,000	—
Short Term Incentive	—	—	555,000	—	555,000	—	—
Benefits and Perquisites:
Post-retirement Health Care (2)	—	—	—	—	—	382,319	—
Life & Accident Insurance and Benefits (3)	—	—	—	—	—	—	1,995,000
Disability Insurance and Benefits (4)	—	—	—	—	—	30,000 per mo.	—

Totals	—	—	1,605,000	—	1,605,000	1,432,319 and 30,000 per mo.	1,995,000

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under our health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated amount of proceeds payable to the executive in the event of the executive’s disability.

Thomas M. Jenkin	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($) (1)	Death ($)
Compensation:
Base Salary	—	—	1,800,000	—	1,800,000	1,800,000	—
Short Term Incentive	—	—	1,350,000	—	1,350,000	—	—
Benefits and Perquisites:
Post-retirement Health Care (2)	243,948	243,948	243,948	—	243,948	243,948	—
Life & Accident Insurance and Benefits (3)	—	—	—	—	—	—	3,420,000
Disability Insurance and Benefits (4)	—	—	—	—	—	30,000 per mo.	—

Totals	243,948	243,948	3,393,948	—	3,393,948	2,043,948 and 30,000 per mo.	3,420,000

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under our health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated amount of proceeds payable to the executive in the event of the executive’s disability.

John W. R. Payne	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($) (1)	Death ($)
Compensation:
Base Salary	—	—	1,687,500	—	1,687,500	1,687,500	—
Short Term Incentive	—	—	953,056	—	953,056	—	—
Benefits and Perquisites:
Post-retirement Health Care (2)	—	—	—	—	—	434,177	—
Life & Accident Insurance and Benefits (3)	—	—	—	—	—	—	2,922,000
Disability Insurance and Benefits (4)	—	—	—	—	—	30,000 per mo.	—

Totals	—	—	2,640,556	—	2,640,556	2,121,677 and 30,000 per mo.	2,922,000

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under our health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated amount of proceeds payable to the executive in the event of the executive’s disability.

Mary H. Thomas	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($) (1)	Death ($)
Compensation:
Base Salary	—	—	787,500	—	787,500	787,500	—
Short Term Incentive	—	—	539,062	—	539,062	—	—
Benefits and Perquisites:
Post-retirement Health Care (2)	—	—	—	—	—	410,454	—
Life & Accident Insurance and Benefits (3)	—	—	—	—	—	—	1,140,000
Disability Insurance and Benefits (4)	—	—	—	—	—	25,000 per mo.	—

Totals	—	—	1,326,562	—	1,326,562	1,197,954 and 25,000 per mo.	1,140,000

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under our health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated amount of proceeds payable to the executive in the event of the executive’s disability.

Compensation of Directors

The following table sets forth the compensation provided by the Company to non-employee directors during 2011:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey Benjamin	—	—	—	—	—
David Bonderman	—	—	—	—	—
Jonathan Coslet (2)	—	—	—	—	—
Kelvin Davis	—	—	—	—	—
Jeffrey Housenbold (3)	8,889	—	—	—	8,889
Karl Peterson	—	—	—	—	—
Eric Press	—	—	—	—	—
Marc Rowan	—	—	—	—	—
David Sambur	—	—	—	—	—
Lynn C. Swann (4)	90,000	33,247	—	—	123,247
Jinlong Wang (5)	100,000	71,952	—	—	171,952
Christopher J. Williams (6)	130,000	20,352	—	—	150,352

(1)	Amounts in this column represent the sum of (i) the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and (ii) the incremental fair value of options that were repriced in 2011, as of July 8, 2011, the date of the repricing.
(2)	Mr. Coslet resigned from the Board effective November 29, 2011.
(3)	Mr. Housenbold was elected to the Board effective November 29, 2011 and his compensation for 2011 was prorated.

(4)	Mr. Swann had a total of 4,690 options outstanding on December 31, 2011.
(5)	Mr. Wang had a total of 4,009 options outstanding on December 31, 2011.
(6)	Mr. Williams also serves on the NJ/PA Audit Committee. For his services on the NJ/PA Audit Committee, Mr. Williams was paid an annual retainer of $30,000 in 2011. He had a total of 4,916 options outstanding on December 31, 2011.

In 2011, only Mr. Williams, Mr. Swann, Mr. Wang, and Mr. Housenbold received compensation for their services as members of our Board. Mr. Williams and Mr. Swann received a one-time option grant on July 1, 2008, which vests ratably over five years from the date of election to our Board. Mr. Williams received an option to purchase 4,916 shares of Common Stock, and Mr. Swann received an option to purchase 3,688 shares of Common Stock. In January 2011, Mr. Swann received an option to purchase an additional 1,002 shares of Common Stock, and Mr. Wang received an option to purchase 4,009 shares of Common Stock. In July 2011, the HRC approved amendments to outstanding stock options reducing the price of outstanding time-based options to $20.09, with the reduced exercise price being phased in between a four to six year period, depending on the grant date. In addition, each of these directors and Mr. Housenbold receive annual cash compensation paid monthly in arrears. Mr. Williams receives $100,000 annually, Mr. Swann receives $90,000 annually, and Mr. Wang receives $100,000 annually. Mr. Housenbold’s compensation for 2012 shall be $100,000 annually. The remaining directors do not receive compensation for their service as a member of our Board. All of our directors are reimbursed for any expenses incurred in connection with their service.

REPORT OF THE HUMAN RESOURCES COMMITTEE

To the Board of Directors of Caesars Entertainment Corporation:

Our role is to assist the Board of Directors in its oversight of the Company’s executive compensation, including approval and evaluation of director and officer compensation plans, programs and policies and administration of the Company’s bonus and other incentive compensation plans.

We have reviewed and discussed with management the Compensation Discussion and Analysis.

Based on the review and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Information Statement.

Kelvin Davis
Marc Rowan
Lynn Swann

The above Report of the Human Resources Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial ownership of our Common Stock as of July 1, 2012, by (i) all current directors, (ii) our named executive officers, (iii) those persons or groups known to us to be the beneficial owners of more than five percent of the outstanding shares of our Common Stock and (iv) all directors and executive officers as a group, and the percentage of shares beneficially owned by such beneficial owners. As of July 1, 2012, we had 125,312,197 shares of Common Stock outstanding. All shares held by funds affiliated with and controlled by the Sponsors and their co-investors, representing 69.9% of our outstanding Common Stock, are subject to an irrevocable proxy that gives Hamlet Holdings sole voting and sole dispositive power with respect to such shares.

Name	Shares of Stock Beneficially Owned	Percentage of Class
Apollo Funds (1) (2)	—	—
TPG Funds (1) (3) (4)	—	—
Hamlet Holdings (1) (5)	87,605,299	69.9%
Paulson Investors (6)	12,372,835	9.9%
Jeffrey Benjamin (7)	—	—
David Bonderman (3) (4)	—	—
Kelvin Davis (8)	—	—
Jeffrey T. Housenbold	—	—
Thomas M. Jenkin (10)	170,016	*
Gary W. Loveman (10) (11)	1,343,110	1.1%
John W. R. Payne (10)	109,692	*
Karl Peterson (8)	—	—
Eric Press (7)	—	—
Marc Rowan (2)	—	—
David B. Sambur (7)	—	—
Lynn C. Swann (10)	3,151	*
Mary H. Thomas (10)	37,579	*
Jinlong Wang (10)	802	*
Christopher J. Williams (10)	3,933	*
All directors and executive officers as a group (9) (10)	1,780,429	1.4%

*	Indicates less than 1%
(1)	Each of Apollo Hamlet Holdings, LLC (“Apollo Hamlet”) and Apollo Hamlet Holdings B, LLC (“Apollo Hamlet B” and together with Apollo Hamlet, the “Apollo Funds”), TPG Hamlet Holdings, LLC (“TPG Hamlet”) and TPG Hamlet Holdings B, LLC (“TPG Hamlet B,” and together with TPG Hamlet, the “TPG Funds”), and Co-Invest Hamlet Holdings B, LLC (“Co-Invest B”) and Co-Invest Hamlet Holdings, Series LLC (“Co-Invest LLC” and together with Co-Invest B, the “Co-Invest Funds”), have granted an irrevocable proxy (the “Irrevocable Proxy”) in respect of all of the shares of Common Stock held by such entity to Hamlet Holdings, irrevocably constituting and appointing Hamlet Holdings, with full power of substitution, its true and lawful proxy and attorney-in-fact to: (i) vote all of the shares of the Common Stock held by such entity at any meeting (and any adjournment or postponement thereof) of Caesars’ stockholders, and in connection with any written consent of Caesars’ stockholders, and (ii) direct and effect the sale, transfer or other disposition of all or any part of the shares of Common Stock held by that entity, if, as and when so determined in the sole discretion of Hamlet Holdings.
(2)

Apollo Hamlet, Apollo Hamlet B and the Co-Invest Funds directly hold an aggregate of 61,109,995 shares of Common Stock, all of which are subject to the Irrevocable Proxy. Each of Apollo Hamlet Holdings, LLC and Apollo Hamlet Holdings B, LLC is an affiliate of, and is controlled by, affiliates of Apollo. Apollo Management VI, L.P., an affiliate of Apollo, is one of two managing members of each of the Co-Invest Funds. Messrs. Black, Harris and Rowan serve as the managers of Apollo Hamlet and Apollo Hamlet B, and also serve as the executive officers and managers of Apollo and its affiliated investment managers and advisors. Messrs. Black, Harris and Rowan are also members of Hamlet Holdings. The Apollo Funds, the Co-Invest Funds, Apollo and each of its affiliates, and Messrs. Black, Harris and Rowan, each disclaim beneficial ownership of any shares of Common Stock beneficially owned by Hamlet Holdings pursuant to the Irrevocable Proxy, or directly held by Apollo Hamlet, Apollo Hamlet B or the Co-Invest Funds, in which such person does not have a pecuniary interest. The address of the Apollo Funds, Apollo and Apollo’s investment management affiliates, and Messrs. Black, Harris and Rowan is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019. The address of the Co-Invest Funds is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019 and c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(3)	The TPG Funds and the Co-Invest Funds directly hold an aggregate of 61,109,995 shares of Caesars Common Stock, all of which are subject to the Irrevocable Proxy. The TPG Funds disclaim beneficial ownership of the Common Stock held by Hamlet Holdings pursuant to the Irrevocable Proxy. The address of the TPG Funds is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(4)	David Bonderman and James G. Coulter are directors, officers and shareholders of TPG Group Holdings (SBS) Advisors, Inc., which is the general partner of TPG Group Holdings (SBS), L.P., which is the sole member of TPG Holdings I-A, LLC, which is the general partner of TPG Holdings I, L.P. which is the sole member of TPG GenPar V Advisors, LLC, which is the general partner of TPG GenPar V, L.P., which is the general partner of TPG V Hamlet AIV, L.P., which is the managing member of TPG Hamlet. TPG GenPar V, L.P. is also the managing member of TPG Hamlet B and a managing member of each of the Co-Invest Funds. Messrs. Bonderman and Coulter are also members of Hamlet Holdings. Messrs. Bonderman and Coulter disclaim beneficial ownership of the Common Stock held by Hamlet Holdings pursuant to the Irrevocable Proxy. The address of Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(5)	All shares held by the Apollo Funds, the TPG Funds and the Co-Invest Funds, representing 69.9% of Caesars’ outstanding Common Stock, are subject to the Irrevocable Proxy granting Hamlet Holdings sole voting and sole dispositive power with respect to such shares. The members of Hamlet Holdings are Leon Black, Joshua Harris and Marc Rowan, each of whom is affiliated with Apollo, and David Bonderman, James G. Coulter and Jonathan Coslet, each of whom is affiliated with the TPG Funds. Each member holds approximately 17% of the limited liability company interests of Hamlet Holdings.
(6)	Includes all of the Common Stock held by funds and accounts managed by Paulson & Co. Inc., which include Paulson Credit Opportunities Master Ltd., Paulson Recovery Master Fund Ltd., Paulson Advantage Master Ltd. and Paulson Advantage Plus Master Ltd. The address of Paulson & Co. Inc. is 1251 Avenue of the Americas, 50th Floor, New York, NY 10020.
(7)	Jeffrey Benjamin, Eric Press and David B. Sambur are each affiliated with Apollo or its affiliated investment managers and advisors. Messrs. Benjamin, Press and Sambur each disclaim beneficial ownership of the shares of Common Stock that are beneficially owned by Hamlet Holdings, or directly held by any of the Apollo Funds or the Co-Invest Funds. The address of Messrs. Benjamin, Press and Sambur is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019.
(8)	Kelvin L. Davis is a TPG Senior Partner and Karl Peterson is a TPG Partner and each is an officer of Hamlet Holdings. TPG is an affiliate of (a) the TPG Funds, (b) the Co-Invest Funds, and (c) Hamlet Holdings. Each of Messrs. Davis and Peterson disclaim beneficial ownership of the securities subject to the Irrevocable Proxy. The address of Messrs. Davis and Peterson is c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(9)	Unless otherwise specified, the address of each of our named executive officers is c/o Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, Nevada 89109.
(10)	Includes shares of Common Stock that may be acquired within 60 days of July 1, 2012 pursuant to outstanding stock options: Mr. Jenkin, 131,212 shares; Mr. Loveman, 1,081,810 shares; Mr. Payne, 91,251 shares; Ms. Thomas, 30,611 shares; Mr. Swann, 3,151 shares; Mr. Wang, 802 shares; Mr. Williams, 3,933 shares; and 1,421,817 shares for all directors and executive officers as a group.
(11)	Includes an aggregate of 135,105 shares of Common Stock owned directly by Mr. Loveman; 58,379 shares owned by The Gary W. Loveman Qualified Annuity Trust – 2009; 3,109 shares owned by The Gary W. Loveman Qualified Annuity Trust – 2010 and 64,707 shares owned by The Gary W. Loveman Qualified Annuity Trust – 2011 (the “Annuity Trusts”). Each of the Annuity Trusts is an estate planning trust. Mr. Loveman is the grantor of each of these trusts. As a result of the control Mr. Loveman exerts over the Annuity Trusts, he may be deemed to indirectly beneficially own the shares held thereby.

MISCELLANEOUS AND OTHER MATTERS

Annual Report on Form 10-K and Additional Information

The Company is subject to the information and reporting requirements of the Exchange Act, and in accordance with the Exchange Act, the Company files reports, documents and other information with the SEC. These reports and other information filed with the SEC by the Company may be inspected and are available for copying at the public reference facilities maintained by the SEC at 100 F Street, N.E. Washington, D.C. 20549. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The SEC also maintains an internet website that contains periodic and other reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

Item 6—Selected Financial Data, Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations, Item 7A—Quantitative and Qualitative Disclosures About Market Risk and Item 8—Financial Statements and Supplementary Data of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, including audited financial statements as of that date, and Item 1—Financial Statements, Item 2—Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 3—Quantitative and Qualitative Disclosures About Market Risk of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, are hereby incorporated by reference into this Information Statement. The Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q can be accessed through the SEC website or are available from the Company, without charge, by first-class mail or other equally prompt means of delivery within one business day of the Company’s receipt of a written or oral request directed to us at Secretary, Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, Nevada 89109.

Other Business

The Board knows of no other matters other than those described in this Information Statement that have been approved or considered by the holders of a majority of the shares of our Common Stock.

Stockholders Sharing an Address

The Company will deliver only one copy of this Information Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Furthermore, the Company undertakes to deliver promptly, upon written or oral request, a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of this Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement by contacting the Company at: Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, Nevada 89109, Attention: Investor Relations, or by calling (702) 407-6000. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify the Company at the address or phone number set forth above.

* * * * * * * * * * * * * * *

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

By Order of the Board of Directors

Gary W. Loveman
Chairman of the Board,
Chief Executive Officer, and President

Appendix A

AMENDMENT NO. 1

TO THE

CAESARS ENTERTAINMENT CORPORATION

2012 PERFORMANCE INCENTIVE PLAN

This Amendment No. 1 (“Amendment”) to the Caesars Entertainment Corporation 2012 Performance Incentive Plan (the “Plan”), is adopted by Caesars Entertainment Corporation, a Delaware corporation (the “Company”). Capitalized terms used in this Amendment and not otherwise defined shall have the same meanings assigned to them in the Plan.

RECITALS

A. Section 4.2 of the Plan provides that the maximum number of shares of Common Stock that may be issued or transferred pursuant to options and stock appreciation rights during any calendar year to any individual is 3,433,509 shares of Common Stock.

B. Section 8.6 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend or modify the Plan at any time, provided, however, that to the extent necessary to comply with any applicable law, the Company must obtain stockholder approval of any Plan amendment as required.

C. The Board believes it to be in the best interests of the Company and its stockholders to amend the Plan to increase the maximum number of shares of Common Stock that may be issued or transferred pursuant to options and stock appreciation rights during any calendar year to any individual, pursuant to Section 4.2 of the Plan, subject to approval by the stockholders of the Company.

AMENDMENT

1. Subject to approval by the stockholders of the Company, Section 4.2 of the Plan is hereby amended by striking “3,433,509” and replacing it with “6,500,000”.

2. Except as otherwise expressly set forth in this Amendment, all other Articles, Sections, terms and conditions of the Plan remain unchanged and in full force and effect.

**************************************

I hereby certify that this Amendment was duly adopted by the Executive Committee of the Board of Directors of Caesars Entertainment Corporation on July 23, 2012. I hereby certify that this Amendment was duly adopted by the stockholders of Caesars Entertainment Corporation by written consent on July 23, 2012.

Executed this 24th day of July, 2012.

CAESARS ENTERTAINMENT CORPORATION

/S/ MICHAEL D. COHEN
Michael D. Cohen Senior Vice President, Deputy General Counsel and Corporate Secretary